AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 1999.
                    REGISTRATION NO. 333-77593

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
                       ________________________

                               Form SB-2A
                     PRE-EFFECTIVE AMENDMENT NO. 1
                                   TO

                     REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1933
                       ________________________
                   UNITED AMERICAS BANKSHARES, INC.
            (Name of Small Business Issuer in its Charter)

      GEORGIA                       6021                    58-2399917
  (State or other      (Primary Standard Industrial     (I.R.S. Employer
   jurisdiction of       Classification Code Number)       Identification
  incorporation or                                             No.)
   organization)

          3789 Roswell Road, Atlanta, Georgia 30342 (404) 240-0101
       (Address and telephone number of principal executive offices and principal place of business)
                       ________________________
                             Vincent D. Cater
                     United Americas Bankshares, Inc.
                             3789 Roswell Road
                          Atlanta, Georgia 30342
                              (404) 240-0101
      (Name, address, and telephone number of agent for service)

                              COPIES TO:
                          F. Sheffield Hale, Esq.
                          Kilpatrick Stockton LLP
                  1100 Peachtree Street, N.E., Suite 2800
                          Atlanta, Georgia 30309
                              (404) 815-6500

   Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
             _______________________________________________________

                                  CALCULATION OF REGISTRATION FEE
============================================================================================================================
           TITLE OF EACH                                        PROPOSED MAXIMUM         AGGREGATE
        CLASS OF SECURITIES               AMOUNT TO BE           OFFERING PRICE          OFFERING           AMOUNT OF
         TO BE REGISTERED                   REGISTERED            PER UNIT<F1>           PRICE <F1>  REGISTRATION FEE     <F2>
----------------------------------------------------------------------------------------------------------------------------
  common stock, no par value             1,200,000 Shares            $10.00             $12,000,000          $3,336.00
============================================================================================================================

<F1>  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

<F2>  Previously paid.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

        THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED JUNE 16, 1999

                    1,200,000 SHARES OF COMMON STOCK

                              $10.00 PER SHARE

                     UNITED AMERICAS BANKSHARES, INC.

                   A Proposed Bank Holding Company for

                UNITED AMERICAS BANK, N.A. (IN ORGANIZATION)

                       ________________________

     United Americas Bankshares, Inc. is offering shares of our common stock to organize United Americas Bank, N.A., a proposed national bank. We will be the holding company and sole shareholder of United Americas Bank after it is organized.

PUBLIC MARKET OR EXCHANGE:  NONE                           Escrow agent:  The Bankers Bank, Atlanta, Georgia

                  Per Share                Total           The escrow agent will hold the subscription
                  ---------                -----           proceeds until:
Public Price         $10.00              $12,000,000
Sales Fee            $  .33              $   400,000       * we receive subscriptions for at least 1,200,000
                     ------              -----------         shares of common stock, and
Proceeds to Us       $ 9.67              $11,600,000       * the state and federal regulator agencies approve our
                                                             application to become a bank holding company.
Minimum investment = 100 shares ($1,000)


We plan to end the offering on _____________________, 1999, unless we decide to end it sooner or extend it to _____________________________, 1999. If we are unable to sell 1,200,000 shares of common stock, the escrow agent will promptly return all subscription proceeds to investors, with interest.

AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES SIGNIFICANT
RISK.  WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION
BEGINNING ON PAGE 6, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This offering is not being underwritten and all sales are being made exclusively on a best efforts basis.

            ACTING AS SALES AGENT:  GMA PARTNERS, INC.

          The date of this prospectus is _________ __, 1999.

                      FOR PENNSYLVANIA RESIDENTS:

EACH PERSON WHO ACCEPTS AN OFFER TO PURCHASE SECURITIES EXEMPTED FROM REGISTRATION BY SECTION 203(D), DIRECTLY FROM THE ISSUER OR AN AFFILIATE OF THE ISSUER, SHALL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO SELLER, UNDERWRITER (IF
ANY) OR ANY OTHER PERSON WITHIN 2 BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BINDING CONTRACT OF PURCHASE OR, IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO BINDING CONTRACT OF PURCHASE, WITHIN 2 BUSINESS DAYS AFTER HE MAKES THE INITIAL PAYMENT FOR THE SECURITIES BEING OFFERED.



                     FOR ALABAMA RESIDENTS

THESE SECURITIES ARE OFFERED PURSUANT TO A CLAIM OF EXEMPTION UNDER THE ALABAMA SECURITIES ACT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS NOT BEEN FILED WITH THE ALABAMA SECURITIES COMMISSION.
THE COMMISSION DOES NOT RECOMMEND OR ENDORSE THE PURCHASE OF ANY SECURITIES, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THIS PRIVATE
PLACEMENT MEMORANDUM.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

                          SUMMARY INFORMATION

You should read carefully the entire prospectus before investing in the common stock.


IN GENERAL
----------

     United Americas Bankshares was incorporated to organize and serve as the holding company for United Americas Bank, a proposed national bank, which we anticipate will commence operations in the third quarter of 1999. United Americas Bank has filed the necessary applications with the agencies that will regulate it. The Comptroller of the Currency has granted preliminary approval for United Americas Bank's charter. United Americas Bank has also received preliminary approval to offer deposit accounts insured by the FDIC.

     At the time of its opening, United Americas Bank will be the only bank in Georgia organized specifically to provide specialized customer service to Hispanics and to the growing number of companies doing business in Latin America. We anticipate that United Americas Bank will also provide standard banking services to the general community. It will operate as a community bank emphasizing prompt, personalized customer service to individuals and businesses in Atlanta and portions of the surrounding Georgia counties.


MARKET OPPORTUNITY
------------------

     We believe that Atlanta's expanding economy will support the formation of United Americas Bank. United Americas Bank will focus on three population segments which we believe are currently under-served in the Atlanta market: the Hispanic community, the individuals and businesses in the Atlanta area who prefer community-oriented banking, and the small to medium-sized businesses engaging in international commerce. We believe that opportunities exist for community banks to capture both existing and new banking relationships because of bank consolidation in the Atlanta market. This is particularly true with respect to middle-market corporate customers who are especially sensitive to service issues.

     In addition, there is a growing Hispanic community within the expanding Atlanta market. We believe that the statistical information detailed in this prospectus supports our belief that the Hispanic community in the Atlanta area constitutes a growing financially viable market for our products and services. Although more financial institutions are providing services in Spanish, no bank has been established in the Atlanta market specifically to serve the financial needs of the Hispanic community. We believe that United Americas Bank will attract many of these individuals and businesses through directed marketing in both Spanish and English as well as products and services tailored to the needs of Hispanics. Our goal is to have a higher concentration than our competitors of employees who are fluent in both Spanish and English. Our bilingual approach should help to attract more business from customers who have often not trusted or otherwise felt uncomfortable with existing financial institutions.

     We also believe that an attractive opportunity exists in the Atlanta market to provide certain types of international banking services to small and medium-sized businesses. We believe these businesses are often inadequately served, due to the smaller size of their transactions, by the large regional and super-regional banks. Many community banks cannot adequately address these international needs because they lack international business expertise and products. We believe that United Americas Bank will be able to provide banking services to many international businesses, especially those Hispanic businesses that conduct some portion of their business in the international market, particularly in Latin America.

DIRECTORS AND OFFICERS
----------------------

     Our Board of Directors consists of ten organizers, nine of whom will also be the directors of United Americas Bank. All of the directors are leaders in Atlanta's Hispanic business community and intend to utilize their diverse backgrounds and extensive local business relationships to attract customers from the Hispanic and international communities. In addition, we have formed an Advisory Board that will be initially comprised of at least twelve prominent Hispanics who have significant ties to Georgia. We expect the Advisory Board to be a valuable source of business leads and support.
The directors and executive officers intend to purchase approximately 193,000 shares of common stock, representing an amount approximately equal to 16% of the shares of stock to be outstanding after this offering. We anticipate that the Advisory Board will purchase in the aggregate a percentage of the common stock which could equal or exceed the amount purchased by our directors and executive officers. The directors' financial interest in United Americas Bankshares is intended to align their interests with those of the shareholders. See "Management" (page 29).

     Our management team includes individuals who have significant experience in the banking industry and are members of the Hispanic and international communities in the Southeast United States. Vincent D.
Cater will serve as President and Chief Executive Officer of United
Americas Bankshares and United Americas Bank. Mr. Cater has over 30 years of experience in domestic and Latin American banking. Jorge L.
Forment will serve as Chief Financial Officer of United Americas
Bankshares and United Americas Bank. Mr. Forment has 20 years of banking experience. Both Mr. Cater and Mr. Forment are fluent in Spanish and English.

BUSINESS GOAL AND STRATEGIES
----------------------------

     Our goal is to build and maximize shareholder value over the next few years by aggressively marketing to the Hispanic and international banking markets in Atlanta. One of our goals is to open two branch facilities located near Hispanic economic centers within 120 days of commencing operations. In the future we may also open additional branches and will evaluate strategic acquisition opportunities on an ongoing basis.

PRODUCTS AND SERVICES
---------------------

     We plan to offer high quality, personalized products and services, while providing our customers with the financial sophistication and array of products typically offered by a larger bank. United Americas Bank's lending services will include consumer loans to individuals, commercial loans to small and medium-sized businesses and professional concerns, and real estate related loans. United Americas Bank will offer a broad array of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit, and individual retirement accounts. To complement our lending and deposit services, we will also provide cash management services, safe-deposit boxes, travelers' checks, direct deposit, automatic drafts, and courier services to commercial customers. We plan to provide international banking services, including financing letters of credit, documentary collections, foreign exchange, funds transfers, and trade financing. We will offer specialized private banking services to domestic and international individuals and corporations with business operations in Atlanta. We intend to offer our services through a variety of delivery systems including branch offices, automated teller machines, telephone banking, and the Internet/World Wide Web.

EXECUTIVE OFFICES
-----------------

     Our principal executive offices will be located at 3789 Roswell Road, Atlanta, Georgia 30342. Our telephone number is (404) 240-0101.

THE OFFERING
------------

Common stock offered  . . . .    1,200,000 shares of United Americas Bankshares
                                 common stock

Common stock to be outstanding
after the offering  . . . . .    1,200,000 shares

Offering price  . . . . . . .    $10.00 per share

Use of proceeds . . . . . . .    To capitalize United Americas Bank, to pay
                                 organizational, offering, and pre-opening expenses, to purchase United Americas Bank's main office, and to provide working capital for United Americas Bank to be used for business purposes, including making loans and other investments. See "Use of Proceeds" (page 10).


     The number of shares of common stock offered does not include up to 190,000 shares of common stock issuable upon the exercise of warrants issued to the organizers or 50,000 shares of common stock issuable pursuant to options that have been or may be granted under our stock incentive plan to our employees. See "Executive Compensation" (page 35). The number of shares of common stock offered also does not include 20 shares of common stock issued to facilitate our organization to be redeemed at their original total cost of $200.00 simultaneous with the closing of this offering.

                             RISK FACTORS

     An investment in the common stock involves a significant degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in the common stock.

     The following paragraphs describe material risks of an investment in the common stock. You should also carefully read the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

WE HAVE NO OPERATING HISTORY UPON WHICH YOU CAN ANALYZE OUR POTENTIAL PROFITABILITY
---------------------------------------------------------------------

     You will not have access to historical information that would be helpful in deciding whether to invest in us because neither we nor United Americas Bank has any operating history on which to base any estimate of our future earning prospects. We were only recently formed, and United Americas Bank will not receive final approval from the Office of the Comptroller of the Currency to begin operations until after this offering is completed. We also will not receive final approval from the FDIC to offer federally insured deposits or the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance to permit United Americas Bank to be acquired by us until after this offering is completed.

YOU MAY NOT RECOVER ALL OR ANY PART OF YOUR INVESTMENT IF WE DO NOT BECOME PROFITABLE
--------------------------------------------------------------------

     If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. Our profitability will depend on United Americas Bank's profitability, and we cannot assure that United Americas Bank will ever operate profitably. Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation, and, in some cases, are not profitable for several years. Additionally, many of United Americas Bank's loans initially will be new loans to customers who are new to United Americas Bank. Accordingly, it will take several years to determine the borrowers' payment histories and, as a result, management will not be able to evaluate reliably the quality of United Americas Bank's loan portfolio until that time. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" (page 15).

FAILURE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGIES MAY PREVENT US FROM BEING PROFITABLE
-------------------------------------------------------------------------

     If we cannot successfully implement our business strategy, we will be restricted in our ability to develop business and serve our customers, which could prevent us from being profitable. Even if our strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. Our strategy includes hiring and retaining experienced, qualified employees, many of whom are fluent in both Spanish and English, and opening two branch offices within the first 120 days of operation. See "Proposed Business of United Americas Bankshares and United Americas
Bank -- Business Strategy" (page 19).

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY HARM OUR ABILITY TO OPERATE SUCCESSFULLY
-----------------------------------------------------------------------------

     If we lose the services of our Board of Directors or executive officers, we may not be able to grow or operate profitably. One of our key business strategies is to attract the business of the Hispanic community in the Atlanta market. Our Directors' community involvement, Hispanic backgrounds and local business relationships are therefore important to our success. In addition our success may depend largely on the continued service of our executive officers. Vincent D. Cater has been instrumental in our organization and will be the key management official in charge of daily business operations. We have entered into an employment agreement with Mr. Cater, but cannot be assured of his continued service. See "Management" (page 29).

IF WE DISSOLVE AND LIQUIDATE DUE TO OUR FAILURE TO SATISFY REGULATORY CONDITIONS YOU MAY RECEIVE ONLY A PORTION, IF ANY, OF YOUR ORIGINAL INVESTMENT
------------------------------------------------------------------------------

     If we dissolve and liquidate after the close of the offering, you will receive only a portion, if any, or your original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred. These expenses include the expenses of the offering, the organizational and pre-opening expenses, and the claims of creditors. We will distribute to you the net assets remaining after payment or provision for payment of all claims against us. We may dissolve and liquidate if we do not receive final approval for United Americas Bank to start its banking operations within 18 months after the receipt of preliminary approval, or if we do not satisfy other regulatory requirements. Although we have applied for all regulatory approvals required to begin operations, we may not receive final approvals in a timely manner, if at all. The closing of this offering is not conditioned upon the receipt of final approvals to begin business.

POTENTIAL DELAY IN COMMENCING OPERATIONS MAY INCREASE OUR ACCUMULATED DEFICIT
-----------------------------------------------------------------------------

     Any delay in the start of United Americas Bank's operations will increase pre-opening expenses and postpone our realization of potential revenues. This could cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, coupled with our lack of revenue. Our target date to open United Americas Bank is July 1, 1999. Although we expect to receive all regulatory approvals and to begin business in the third quarter of 1999, we can give no assurance as to when, if at all, these events will occur.

LOWER LENDING LIMITS THAN MANY OF OUR COMPETITORS MAY LIMIT OUR GROWTH POTENTIAL
--------------------------------------------------------------------------------

     Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which could limit our ability to grow. At least during its first years of operations, United Americas Bank's legally mandated lending limits will be lower than many of our competitors because we initially will have less capital than many of our competitors. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of United Americas Bankshares and United Americas Bank -- Lending Policy"
(page 23).

THE BANKING INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY
-------------------------------------------------------------------

     Our profitability will depend on our ability to compete successfully.
in the highly competitive banking business. United Americas Bank will compete with numerous other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, check cashing companies, mutual funds, insurance companies, and brokers and investment banking firms. We will compete primarily with other financial institutions in the Atlanta market, but may also compete with Internet banks and financial institutions located throughout the United States. Some of these institutions are not subject to the same degree of regulation as we will be and have greater resources than we will have. All of our competitors actively solicit business from residents of Atlanta and many market and offer services in Spanish. In addition, many are adding employees who are fluent in both Spanish and English. See "Proposed Business of United Americas Bankshares and United Americas Bank -- Competition" (page 25).

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME
--------------------------------------------------------------

     An increase or decrease in interest rates could reduce United Americas Bank's net interest income, capital, and liquidity. United Americas Bank's operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most depository institutions, United Americas Bank's earnings and net interest income are affected by changes in market interest rates and other economic factors beyond its control. Although we intend to take measures to decrease interest rate risk, these measures may not be effective in minimizing the exposure to interest rate risk. Also, credit policies of monetary authorities, particularly the Federal Reserve, will affect
United Americas Bank's results of operations.  See "Management's
Discussion and Analysis of Financial Condition and Plan of Operations
-- Liquidity and Interest Rate Sensitivity" (page 15).

AN ADVERSE CHANGE IN ATLANTA'S ECONOMIC CONDITIONS COULD LEAD TO LOAN LOSSES
----------------------------------------------------------------------------

     An adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for United Americas Bank. Our success will depend on the general economic conditions in Atlanta, which management cannot predict. The majority of United Americas Bank's borrowers and depositors will be individuals and businesses located and doing business in the Atlanta market. Factors that adversely affect Atlanta could adversely affect United Americas Bank's financial performance. See "Proposed Business of United Americas Bankshares and United Americas Bank" (page 17).

OUR ABILITY TO PAY DIVIDENDS IS LIMITED
---------------------------------------

     We will not be able to pay dividends until we recover any losses that we may have incurred and we become profitable. We will initially have no source of income other than dividends that we receive from United Americas Bank. Our ability to pay dividends to you will therefore depend on United Americas Bank's ability to pay dividends to us. Additionally, bank holding companies and national banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, it will be the policy of our Board of Directors to reinvest earnings for the period of time necessary to help support our operations. Our future dividend policy will depend on our earnings, capital requirements, financial condition, and other factors that our Board of Directors considers relevant. See "Dividends" (page 14) and "Supervision and Regulation -- Payment of Dividends" (page 43).

ARBITRARILY DETERMINED PUBLIC OFFERING PRICE MAY BE HIGHER THAN THE MARKET PRICE OF THE COMMON STOCK AFTER THE OFFERING
-------------------------------------------------------------------

     You may not be able to resell the common stock for the offering price or for any other amount because the organizers arbitrarily determined the offering price. We were only recently formed and we are in the process of organizing United Americas Bank; therefore, we could not set the public offering price with reference to historical measures of our financial performance. The organizers did not retain an independent investment banking firm to assist in determining the offering price. See "The Offering"
(page 12).

     Please note that these securities are not bank accounts or deposits. They also are not insured by the FDIC or any other state or federal agency.

IT IS UNLIKELY THAT AN ACTIVE TRADING MARKET WILL DEVELOP
---------------------------------------------------------

     Your purchase of our common stock may not be a liquid investment because no public trading market currently exists for our common stock and we do not believe that one is likely to develop. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock. We are not obligated, and we do not intend, to apply for quotation of our common stock on the Nasdaq Stock Market or for listing of our common stock on any national securities exchange. GMA Partners, Inc.
has not undertaken to, and will not, make a market in our common stock and we are not aware of anyone who intends to make a market in our common stock. Factors such as the limited size of the offering, the lack of earnings history for United Americas Bank, the absence of a reasonable expectation of dividends in the near future, and the fact that our common stock will not be listed, mean that an active and liquid market for our common stock probably will not develop in the foreseeable future. Even if a trading market does develop, it may not continue and you may not be able to sell your shares at or above the price at which these shares are being offered to the public.

GOVERNMENT REGULATION MAY IMPAIR OUR PROFITABILITY AND RESTRICT OUR GROWTH
--------------------------------------------------------------------------

     State and federal banking laws and regulations could limit our ability to achieve profitability and to grow. These changes may be retroactively applied. Bank holding companies and banks are subject to extensive state and federal government supervision and regulation. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including United Americas Bank's ability to attract deposits, make loans, and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, rather than shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations, and enforcement policies have been subject to significant changes in recent years, and may be subject to significant future changes. Future legislation or government policy may place additional restrictions on the banking industry and our operations. See "Supervision and Regulation" (page 42).

IF OUR DIRECTORS AND OFFICERS EXERCISE THEIR WARRANTS AND STOCK OPTIONS YOUR PROPORTIONATE INTEREST WILL BE DILUTED AND WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON THE MOST FAVORABLE TERMS
-----------------------------------------------------------------------

     The organizers, officers, and employees may exercise warrants or options to purchase common stock, which would result in the dilution of your proportionate interest in us. The organizers, officers, and employees will have the opportunity to profit from any rise in the market value of the common stock or any increase in our net worth. As a part of his employment agreement, Vincent D. Cater will be granted an option to purchase 25,000 shares of common stock at an exercise price of $10.00 per share. In addition, if the Comptroller of the Currency approves Jorge
L. Forment as our Chief Financial Officer, he will be granted a stock option to purchase 10,000 shares of common stock at an exercise price of $10.00 per share. Each of the grants will be made under our 1999 Stock Incentive Plan. After the grants to Mr. Cater and Mr. Forment, there will be an additional 15,000 shares available for grant under the plan. In addition, each organizer will be issued a warrant to purchase the same number of shares of common stock as he purchases in this offering. Warrants and stock options will not exceed 20% of the initial offering. The warrants will vest in equal annual increments of 20% over five years and will be exercisable at a price of $10.00 per share.

     The exercise of the warrants or options also could adversely affect the terms on which we can obtain additional capital. For instance, the holders of the warrants or options could exercise the warrants or options when we could obtain capital by offering additional securities on terms more favorable to us than those provided for by the warrants or options. See "Executive Compensation" (page 35).

IF OUR ARTICLES OF INCORPORATION DETER A CHANGE IN CONTROL, YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER
MARKET PRICES
----------------------------------------------------------------------

     Our Articles of Incorporation contain authorized stock that may be issued in a manner that deters an attempt to change control of us, even if such a change in control is in the best interest of the shareholders. Provisions in the Articles of Incorporation allow our Board of Directors to determine the terms of preferred stock that may be issued by us without approval of the holders of common stock. Our Board of Directors' ability to issue preferred stock without the consent of the holders of common stock could enable the Board of Directors to prevent changes in management and control of us. See "Certain Provisions of the Articles of Incorporation and Bylaws" (page 40).

OUR COMPUTER SYSTEMS, OR THOSE OF OUR SERVICE PROVIDERS, SUPPLIERS, OR CUSTOMERS, MAY NOT OPERATE PROPERLY ON YEAR 2000-SENSITIVE DATES
----------------------------------------------------------------------

     The year 2000 problem, if not corrected, could disrupt our operations and the operations of financial institutions. Banks are particularly sensitive to these disruptions because they are heavily dependent on complex computer systems for most phases of their operations. The year 2000 issue common to most corporations concerns the inability of certain software and databases to recognize the year 2000 and other year 2000-sensitive dates. These disruptions could include events ranging from electrical or water failure to computer systems failure, with any of these events potentially resulting in a cessation of United Americas Bank's activities until the problem is resolved.

     We and United Americas Bank will rely on software and hardware developed by independent third parties to provide the information systems used by us. As a result, we will depend on the efforts of those vendors to ensure that their data processing systems accommodate year 2000 information. Although we intend to require vendor certification regarding year 2000 readiness before we purchase any equipment, we cannot verify independently that the equipment will in fact be year 2000 compliant. Additionally, year 2000 problems experienced by others (including our customers, service providers, vendors, customers' vendors, correspondent banks, government agencies, and the financial services industry in general) over which United Americas Bank has no control could adversely affect it. If, for example, one of United Americas Bank's major borrowers is unable to conduct its operations as a result of a year 2000 problem, that borrower could be unable to maintain its cash flow and could therefore default on its loan. Loan defaults would lead to loan losses for United Americas Bank. Consequently, if we, United Americas Bank, or any of our service providers, correspondents, vendors, or customers experiences a disruption of business resulting from a year 2000 problem, then our financial condition, results of operations, and liquidity could be materially adversely affected. See "Proposed Business of United Americas Bankshares and United Americas Bank -- Information Systems and the Year 2000" (Page 26).

                            USE OF PROCEEDS


     We estimate that our net proceeds of the offering will be $11,500,000 after deducting the maximum commissions payable to GMA Partners of $400,000 and offering expenses of $100,000. We intend to contribute, in exchange for all of its shares of capital stock, approximately
$11,000,000 of the proceeds to the capital of United Americas Bank to support its growth and operation strategies.

     United Americas Bank intends to use these proceeds for the following purposes:

            Intended Use                                                                 Amount       Percent
            ------------                                                                 ------       -------
            Purchase of main office from us                                            $1,000,000       9.09

            Furniture, fixtures, and equipment for United Americas Bank's main
              office                                                                      350,000       3.18

            Build or purchase two additional branches                                     260,000       2.36

            Advertising                                                                    45,000        .41

            Funds for loans to customers, investments,                                  9,650,000      87.73
                                                                                      -----------     ------
            Total                                                                     $11,000,000     100.00%
                                                                                      ===========     ======

         Until United Americas Bank applies the net proceeds of this offering to the specific purposes described above, it plans to invest the net proceeds in short-term, investment-grade securities, certificates of deposit, or guaranteed obligations of the United
States government. The net proceeds allocated to support United Americas Bank's lending activities will be used to make commercial and consumer loans, as well as loans guaranteed by the Small Business Administration and the EximBank, primarily to the members of the Hispanic community in the Atlanta market and to small and medium-sized businesses who conduct some portion of their business in the international market.

     After capitalizing United Americas Bank, we will use the remainder of the proceeds, in addition to the $1,000,000 purchase price we receive from United Americas Bank to purchase the main office from us, to pay off amounts outstanding under our line of credit with The Bankers Bank and to maintain appropriate liquidity. We plan to use any amounts not applied to retirement of the line of credit or liquidity to pay operating expenses, provide additional capital to United Americas Bank and for general corporate purposes.

     The line of credit has an interest rate of 7.75% and a maturity date of February 26, 2000. Of the $1,600,000 credit line, we used $1,000,000 to purchase United Americas Bank's main office on April 7, 1999 and will use $370,000 to pay the following organizational and pre-opening expenses:

             Salaries and benefits (estimated through United Americas Bank's target opening date in the third quarter
               of 1999)                                             $226,000
             Legal and professional fees                              78,000
             Other pre-opening expenses                               66,000
                                                                    --------
                                                                    $370,000
                                                                    ========

         As of March 31, 1999, we have paid approximately $230,000 of the $370,000 in organizational and pre-opening expenses.



         CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations," and "Proposed Business of United Americas Bankshares and United Americas Bank" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, among other things, statements about the competitiveness of the banking industry, potential regulatory obligations, our strategies, statistics about the growth of the Hispanic community, and other statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things:

   * Risks associated with starting a new business;
   * A potential delay in beginning operations;
   * The risk of dissolution if regulatory conditions are not satisfied;
   * Our dependence on our directors and key personnel;
   * The potential adverse effect of competition;
   * Interest rate risks;
   * The potential adverse effect of unpredictable economic conditions;
   * Potential limitations on growth resulting from low lending limits;
   * Risks associated with the year 2000; and
   * Other factors discussed under "Risk Factors."

                             THE OFFERING

GENERAL
-------

     We are offering 1,200,000 shares of our common stock at a price of $10.00 per share, for a total price of $12,000,000. The minimum purchase for an investor is 100 shares of common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares. The maximum purchase for any individual investor is 60,000 shares of common stock, unless we, in our sole discretion, accept a subscription for a greater number of shares.

DETERMINATION OF OFFERING PRICE
-------------------------------

     Because we were only recently formed and we are in the process of organizing United Americas Bank, we could not set the public offering price with reference to historical measures of our financial performance. We determined the offering price with reference to such factors as prevailing market conditions and United Americas Bank's growth potential and cash flow and earnings prospects.

ORGANIZER SUBSCRIPTIONS
-----------------------

     Our organizers intend to purchase a total of 190,000 shares of common stock in this offering. This represents 15.8% of the shares to be sold in this offering.

OFFERING PERIOD
---------------

     The offering period for the shares will end when a minimum of 1,200,000 shares of common stock are sold or at 5:00 p.m. Atlanta, Georgia time, on ______________, 1999, whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 180 days from the expiration of the initial offering period (i.e., until _________, 1999). We will promptly notify subscribers of any extension.

SALE OF COMMON STOCK
--------------------

     The common stock will be sold in two ways. First, some of the common stock will be sold by certain of our executive officers, who will not receive any commissions on those sales. We will, however, reimburse our officers for reasonable expenses they incur in connection with the offering. Any of our affiliates who purchase shares in this offering have committed to purchase those shares for investment purposes only. Second, some of the shares will be sold by GMA Partners, Inc., who we have hired to act as sales agent for our account. GMA Partners will offer and sell the common stock to investors at the public offering price, but is not obligated to underwrite or otherwise purchase any of the common stock. GMA Partners will receive a base fee of $300,000 plus expenses for its services as sales agent. The remainder of the fee for GMA Partners will be determined as follows:

     * If $12,000,000 is deposited into the escrow account by June 30, 1999 and the closing takes place, the fee will increase by $100,000.

     * If $12,000,000 is deposited into the escrow account between June 30, 1999 and August 30, 1999 and the closing takes place, the fee will increase by $50,000.

HOW TO SUBSCRIBE
----------------

     We will offer shares of our common stock to the public who may subscribe for blocks of whole shares consisting of at least 100 shares. If you wish to subscribe for shares of our common stock, you must complete the following steps before the offer ends:

     (1) Complete and sign the subscription agreement, which is attached to this prospectus as Exhibit A, to subscribe for at least 100 shares of common stock;

     (2) Make full payment of the entire purchase price for the shares subscribed in United States currency by check, bank draft, or money order payable to "The Bankers Bank, Atlanta, as Escrow Agent for United Americas Bankshares, Inc."; and

     (3) Deliver the subscription agreement, together with the payment described above, to United Americas Bankshares, Inc., 3789 Roswell Road, Atlanta, Georgia 30342.

ESCROW
------

     A subscription is not binding until we accept it. We reserve the right to accept or reject subscriptions, in whole or in part, or to cancel this offering. All subscription payments we receive will be deposited in an interest-bearing escrow account at The Bankers Bank and will be released to us after we have accepted subscriptions for 1,200,000 shares and the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance have approved United Americas Bankshares' application to become a bank holding company. If subscriptions for 1,200,000 shares are not received or such regulatory approvals are not granted before the offering ends, all the subscription funds, plus interest, will be returned to investors.

                            CAPITALIZATION

     The following table shows our capitalization as of March 31, 1999 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of 1,200,000 shares of common stock in the offering.

     Upon our incorporation, Salvador Diaz-Verson and Alex Suarez purchased ten shares each of common stock at the price of $10.00 per share. We will redeem these shares for $200.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, does not include shares of common stock issuable upon the exercise of warrants or pursuant to options that have been or may be granted under our stock incentive plan or otherwise. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation -- Organizers' Warrants" (page 36) and "-- Stock Incentive Plan" (page 37).

                                                                                  Actual         As Adjusted
                                                                                  ------         -----------
 Short-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . .          $320,000                  $0
 Shareholders' Equity
 --------------------
 Preferred stock, no par value; 1,500,000 shares authorized; no shares
 issued and outstanding  . . . . . . . . . . . . . . . . . . . . . . .                 0                   0
 Common stock, no par value; 5,000,000 shares authorized; 20 shares issued and outstanding (1,200,000 shares issued ($10.00 each) and
   outstanding as adjusted) <F1> . . . . . . . . . . . . . . . . . . .               200          11,500,000
 Stock subscription receivable . . . . . . . . . . . . . . . . . . . .              (200)                  0
 Accumulated deficit<F2><F3> . . . . . . . . . . . . . . . . . . . . .          (230,291)           (370,000)
                                                                               ---------         -----------
 Total shareholders' equity  . . . . . . . . . . . . . . . . . . . . .         $(230,291)        $11,130,000
                                                                               =========         ===========
 Book value per share<F4>. . . . . . . . . . . . . . . . . . . . . . .               N/A            $   9.28

<F1> The expenses of the offering will be charged against this account. We estimate that the offering expenses will be $500,000, which includes legal, accounting, and printing expenses and registration fees.
<F2> The "Actual" accumulated deficit reflects pre-opening expenses incurred through March 31, 1999, consisting primarily of salaries and employee benefits and professional and licensing fees.
<F3> The "As Adjusted" accumulated deficit results from estimated organizational and pre-opening expenses of $370,000 incurred through United Americas Bank's target opening date in the third quarter of 1999. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.
<F4> After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $.72, resulting from recognition of pre-opening expenses and charging the offering expenses against additional paid-in capital.

                               DIVIDENDS

     We will initially have no source of income other than dividends that United Americas Bank pays to us. Our ability to pay dividends to our shareholders will therefore depend on United Americas Bank's ability to pay dividends to us. Bank holding companies and banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we plan to reinvest earnings for the period of time necessary to support successful operations. As a result, we do not plan to pay dividends until we become profitable and recover any losses incurred. Additionally, our future dividend policy will depend on the earnings, capital requirements, financial condition of United Americas Bankshares and United Americas Bank and on other factors that our Board of Directors considers relevant.

     Additionally, regulatory authorities may determine, under certain circumstances relating to the financial condition of United Americas Bank or United Americas Bankshares, that the payment of dividends would be an unsafe or unsound practice and prohibit dividend payment. See "Supervision and Regulation -- Payment of Dividends" (page 43).

                 MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

     Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements" (page F-1).

     We were organized on May 14, 1998 to serve as a holding company for a proposed national bank. Since we were organized, our focus has been on seeking, interviewing, and selecting our directors and officers, applying for a national bank charter, applying for FDIC deposit insurance, applying to become a bank holding company, and raising equity capital through this offering.

     Our operations from May 14, 1998 through the close of the offering have been and will continue to be funded through a credit line we secured through The Bankers Bank. The total amount available on the line of credit is $1,600,000. As of March 31, 1999, the total amount of the credit line outstanding was $320,000. This loan, which has been guaranteed by the organizers, bears interest at 7.75% and is due on February 26, 2000.

     From May 14, 1998 to March 31, 1999, the net loss amounted to $230,291. The estimated net loss from May 14, 1998 through the third quarter of 1999, the anticipated opening date of United Americas Bank, is $370,000, which is attributable to the following estimated noninterest expenses:

        Salaries and benefits (estimated through United Americas Bank's target
        opening date in the third quarter of 1999)                                           $226,000
        Legal and professional fees                                                            78,000
        Other pre-opening expenses                                                             66,000
                                                                                             --------
                                                                                             $370,000
                                                                                             ========

         On April 7, 1999, we purchased approximately .65 acres of land with a 6,100 square foot building for $1,000,000. The property is located at 3789 Roswell Road, Atlanta, Georgia 30342 and will be the site for the main office of United Americas Bank. We funded this purchase, and will fund improvements to the existing structures on the property, primarily through the credit line described above. The amount outstanding on the line of credit as of April 7, 1999 was $1,266,431.

LIQUIDITY AND INTEREST RATE SENSITIVITY
---------------------------------------

     Because we have been in the organizational stage, there are no results to present at this time. Nevertheless, once United Americas Bank begins operations, net interest income, our primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-earning and interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize United Americas Bank's overall interest rate risks.

     We will evaluate regularly the balance sheet's asset mix in terms of several variables: yield, credit quality, appropriate funding sources, and liquidity. To manage effectively the balance sheet's liability mix, we plan to focus on establishing and expanding our deposit base and converting assets to cash as necessary.

     As United Americas Bank continues to grow, we will regularly structure our rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. United Americas Bank's Asset and Liability Management Committee will meet on a quarterly basis to develop a strategy for the upcoming period. The committee's strategy will include anticipating future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new depositors. United Americas Bank's ability to maintain and increase deposits will serve as our primary source of liquidity.

     We know of no trends, demands, commitments, events, or uncertainties that should result in or are reasonably likely to result in United Americas Bank's liquidity increasing or decreasing in any material way in the foreseeable future, other than this offering.

CAPITAL ADEQUACY
----------------

     There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock, and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt, and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8%, with at least 4% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The Office of the Comptroller of the Currency has established a 3% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. In the case of United Americas Bank, as a newly chartered bank, and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

     In addition, the Federal Reserve, the Office of the Comptroller of the Currency, and the FDIC have established a rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, banks would report all items on the balance sheet, as well as off-balance sheet items, according to maturity, repricing dates, and cash flow characteristics. The bank would then multiply its reporting position by duration-based risk factors and weight its position according to rate sensitivity. The appropriate supervisory agency would assess capital adequacy using this net risk weighted position. The objective of this complex proposal is to determine the bank's sensitivity to various rising and falling interest rate scenarios.

     We believe that the net proceeds of this offering will satisfy our cash requirements for an indefinite period following the opening of United Americas Bank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate United Americas Bankshares or United Americas Bank over the next five years. Should United Americas Bank experience more rapid growth or higher loan losses than anticipated in its start-up period, additional capital might be required. For additional information about planned expenditures, see "Use of Proceeds" (page 10). For additional information about our plan of operations, see "Proposed Business of United Americas Bankshares and United Americas Bank" (page 17).


         PROPOSED BUSINESS OF UNITED AMERICAS BANKSHARES
                      AND UNITED AMERICAS BANK

BACKGROUND
----------

     United Americas Bankshares.  We were incorporated as a Georgia
     --------------------------
corporation on May 14, 1998 to serve as a bank holding company for United Americas Bank. We plan to use $11,000,000 of the proceeds of this offering to capitalize United Americas Bank. In return, United Americas Bank will issue all of its common stock to us, and we will be United Americas Bank's sole shareholder. Initially, United Americas Bank will be our sole operating subsidiary. We have applied to the Federal Reserve and the Georgia Department of Banking and Finance for prior approval to become a bank holding company. If these agencies grant the necessary approvals, we will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as currently in effect, and the Georgia Bank Holding Company Act upon our purchase of United Americas Bank's common stock. See "Supervision and Regulation -- General" (page 42).

     We have been organized to make it easier for United Americas Bank to serve our future customers. The holding company structure will provide flexibility for expansion of our banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services. A holding company structure will make it easier for us to raise capital for United Americas Bank because we will be able to borrow money secured by our stock. The proceeds of debt incurred by us can be invested in United Americas Bank as Tier 1 capital.

     United Americas Bank.  We filed applications on behalf of United
     --------------------
Americas Bank with the Office of the Comptroller of the Currency and with the FDIC on October 16, 1998 for authority to organize as a national bank with federally insured deposits. United Americas Bank will not be authorized to conduct its banking business until it obtains a charter from the Office of the Comptroller of the Currency. The issuance of the charter will depend, among other things, upon United Americas Bank's receipt of at least $11,000,000 in capital from us and upon compliance with other standard conditions expected to be imposed by the FDIC and the Office of the Comptroller of the Currency. These conditions are generally designed to familiarize United Americas Bank with certain operating requirements and to prepare us to begin business operations. The Office of the Comptroller of the Currency requires that a new national bank obtain a charter and open for business within 18 months after receipt of preliminary approval from the Office of the Comptroller of the Currency. On February 22, 1999, United Americas Bank received preliminary approval of its application from the Office of the Comptroller of the Currency. On March 29, 1999, United Americas Bank received preliminary approval from the FDIC for Federal deposit insurance.

MARKET OPPORTUNITIES
--------------------

     The Atlanta Market.  The Atlanta market represents a geographic
     ------------------
area that includes the City of Atlanta, and portions of the surrounding Georgia counties of Cobb, DeKalb, Fulton, and Gwinnett. The Atlanta market forms a part of the Atlanta metropolitan statistical area. Atlanta is served by several major road systems, including Interstates 20, 75, 85, and 285 and Georgia 400. Atlanta is the key economic focal point of much of northern Georgia and is a major commercial center of the southeastern United States. According to U.S. Department of Commerce data for 1990 to 1997, the Atlanta Metropolitan Statistical Area had the second fastest growth in wage employment of MSA's with over one million wage employees. During this time, wage employment increased 27% to 2.1 million in 1997 from 1.7 million in 1990.

     We believe that the deposit growth potential for United Americas Bank is strong. According to information derived from data compiled by SNL Securities, Inc., the average annual growth rate of the deposit base in the Atlanta metropolitan statistical area from June 1993 to June 1997 was 11.79% and the deposits reported in the Atlanta market as of June 30, 1997 totaled $45.2 billion. The metropolitan statistical area included 871 branch offices of commercial banks and 55 branches of thrifts at June 30, 1997.

     United Americas Bank intends to serve three related but distinct segments of the Atlanta population: individuals and businesses in Atlanta who prefer a community-oriented bank over a large regional or super-regional bank; second, the Hispanic population; and third, the rapidly growing small and medium-sized international business market that we believe is currently under-served by large regional banks due to the smaller size of their transactions. The Atlanta market is not currently served by a bank organized specifically to serve the needs of the Hispanic community.

     Atlanta's Hispanic Population.  Although sources differ on the
     -----------------------------
rate of growth, even a more conservative estimate indicates growth for the Hispanic community in Georgia at more than four times the rate of growth for Georgia and ten times the rate of growth for the U.S. generally. According to Georgia State University's Center for Applied Research in Anthropology, Georgia's Hispanic population grew 182% from 168,529 in 1990 to 475,684 in 1997 and in Atlanta grew 123% to 240,952 in 1997 from 108,029 in 1990. Another estimate, based on Census Bureau data and prepared by the Selig Center for Economic Growth at the Terry College of Business of the University of Georgia projects that Hispanic population growth in Georgia from 1990 through 1999 will be approximately 95%, increasing to 215,265 in 1999 from 110,132 in 1990. Based on data from Strategic Research Corporation, the Atlanta Hispanic population in 1998 was approximately 110,000, or approximately 51% of the Selig Center's estimate for Georgia. According to Selig Center data, total population growth for the same period will be approximately 19% for Georgia and 9% for the United States.

     Hispanic consumers' buying power is growing at a faster rate than the Hispanic population. We believe that the higher growth rate of buying power indicates a strengthening of the economic position of the Hispanic population as a whole. Hispanic consumers' buying power, which is defined as the total personal income available, after taxes, for spending on goods and services, is growing at three times the rate of inflation.<F1> From 1990 to 1999, Georgia's Hispanic buying power is approximately $3.7 billion. This growth would make Georgia the 5th fastest growing state for Hispanic buying power. This growth would be greater than the projected 72% growth in the buying power of Georgia's population as a whole for the same period. The growth also would exceed the projected 57% growth in the buying power of the population of the United States for the same period and the projected 29% increase in the Consumer Price Index for the United States. Georgia is estimated to have the 17th largest Hispanic consumer market in the country. According to Jeffrey M. Humphreys, Director of Economic Forecasting at The Selig Center, the growth of Hispanic buying power has been supported by better employment opportunities in the form of Hispanics successfully starting and expanding their own businesses, strong population growth, and a relatively young Hispanic population with most adults in their early career stages. We believe these figures represent a growing, financially viable market presence with potential banking assets. Because of the loyalty generally demonstrated by ethnic constituencies, we believe that if we can channel a share of these financial resources to United Americas Bank we can form the nucleus for a stable account base.

__________________________________
[FN]
<F1>    Unless otherwise indicated, information pertaining to the
Hispanic income levels and buying power was estimated to grow 170% from approximately $1.4 billion to obtained from the Selig Center for Economic Growth at the Terry College of Business of the University of Georgia.

     Atlanta's International Latin American Business Environment.  As
     -----------------------------------------------------------
a single indicator of the trade with Latin America on the Georgia economy, the U.S. Department of Commerce reported that merchandise exports to Mexico from Georgia grew 112% from $324 million in 1993 to $686 million in 1997. Total exports to Latin America in 1997 were approximately $3 billion. The bulk of Georgia's exports to Latin America are comprised of manufactured goods.

BUSINESS STRATEGY
-----------------

     Management Philosophy.  United Americas Bank's philosophy will be
     ---------------------
to operate as a community bank emphasizing prompt, personalized customer services to individuals and businesses that prefer community-oriented banking and to focus on the under-served Hispanic and international community in Atlanta. It is our hope that a major portion of our shares will be owned by Hispanics, which we believe will ensure that United Americas Bank will be fully responsive to the Hispanic community and will aid in our success and growth. Accordingly, we will implement the following growth and operating strategies.

     Growth Strategy.  We plan to implement the following growth
     ---------------
strategies:

     * HISPANIC-ORIENTED BANKING. We intend to position ourselves as the bank of choice for Atlanta's Hispanic community by hiring employees proficient in both English and Spanish and by continually seeking officers and directors who are active in the Hispanic community. We expect to provide products and services which meet the particular needs of Hispanics.

     * COMMUNITY-ORIENTED BANKING. We intend to position ourselves as a community bank focused on providing high-quality, personalized service. We hope to establish and grow our customer base by attracting customers whose banking relationships have been disrupted by the ongoing consolidation of the banking industry.

     * MIDDLE-MARKET INTERNATIONAL BANKING. We intend to position ourselves as an international bank focused on providing high-quality, international service to the middle-market firms which we believe are currently being under-served due to the smaller size of their transactions.

     * OPEN ADDITIONAL BRANCHES. We intend to expand our presence in Atlanta by opening two new offices within the first 120 days of operations. One branch is planned for the north metropolitan Atlanta area, while the other is planned for the Cobb County area. We also plan to add branches in other strategic locations as appropriate. By adding these branches, United Americas Bank will gain new channels through which we can build our deposit base and solicit new customers.

     * ATTRACT EMPLOYEES WITH ESTABLISHED CUSTOMER RELATIONSHIPS. We will seek to hire employees who have, through their experience in banking and position within the Atlanta, Hispanic, and international communities, established significant customer relationships. By hiring employees with established customer relationships, we believe that United Americas Bank will be able to grow more rapidly than we would if we were to hire employees who would require time to develop a customer base.

     Operating Strategy.  We will employ the following operating
     ------------------
strategies to achieve the level of community responsiveness and first-class service that management believes will be necessary to attract customers and to develop United Americas Bank's image as a local, community-oriented bank with a Hispanic and international focus:

     * QUALITY EMPLOYEES. We will strive to hire a highly-trained and seasoned staff that can respond to individual customer needs.
        In addition, we will attempt to hire staff that is proficient in both Spanish and English to better serve the Hispanic and international communities. We are committed to hiring experienced and qualified staff, although this may result in higher personnel costs than typically experienced by similar financial institutions.

     * EXPERIENCED SENIOR MANAGEMENT. United Americas Bank's senior management possesses extensive experience in the banking industry as well as substantial business and banking contacts in Atlanta. Senior management is composed of businessmen with active involvement in the international and Hispanic communities. We expect that the directors will bring substantial business and banking contacts to United Americas Bank as a result of their experience and involvement. See "Management" (page 29).

     *  OFFER FEE-GENERATING PRODUCTS AND SERVICES.  We will structure
        United Americas Bank's range of services, pricing strategies, interest rates paid and charged, and hours of operation to attract target customers and increase market share. United
        Americas Bank will strive to offer small businesses, professionals, entrepreneurs, and consumers the best loan services available, while charging aggressively for such services and using technology and engaging third-party service providers to perform certain functions at a lower cost to increase fee income.

     * COMMUNITY INVOLVEMENT. All of our officers and directors are active in the Atlanta, international, and Hispanic communities, and their continued active community involvement will provide an opportunity to promote United Americas Bank and its products and services.

     * LOCATION. United Americas Bank's main office location is near a high concentration of commercial businesses and residential areas, including a high concentration of Hispanic businesses and residential areas. We believe our accessibility to theses areas will increase our ability to attract Hispanic customers.

     * INDIVIDUAL CUSTOMER FOCUS. United Americas Bank will focus on providing individualized service and attention to our target customers, which include community-oriented individuals and businesses, Hispanic individuals, and small to medium-sized businesses with international transactions. As a result of retaining employees, officers, and directors who are proficient in both Spanish and English, United Americas Bank also will be able to serve the needs of Hispanic customers who are not able to adequately utilize, or are uncomfortable with, the current financial institutions in Atlanta.

     * MARKETING AND ADVERTISING. United Americas Bank will utilize media services such as local newspapers, radio advertisements during peak driving times, direct mail campaigns, and television to promote its products and services. In addition, our directors, advisors, and officers have developed contacts with numerous businesses and individuals in the Atlanta market.

PRODUCTS AND SERVICES
---------------------

     Consumer and Commercial Banking Services.  United Americas Bank
     ----------------------------------------
will offer a full range of deposit services that are traditionally available at most banks and thrift institutions, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the principal market areas at rates competitive to those offered in the area. In addition, retirement accounts such as Individual Retirement Accounts will be available. United Americas Bank will solicit these accounts from individuals, businesses, associations, and governmental authorities.

     United Americas Bank will offer a full range of short- to medium-term commercial and consumer loans, including both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. We anticipate that approximately 70% of United Americas Bank's loans will have floating interest rates, and approximately 30% will have fixed interest rates. See "Liquidity and Interest Rate Sensitivity" (page 15).

     United Americas Bank anticipates that commercial loans will comprise approximately 50% of its total loans by the end of its first year of operation. It also anticipates that the average interest rates on its commercial loans will be approximately 10% annually. Making loans to businesses to fund working capital is a traditional function of commercial banks. Such loans are expected to be repaid out of the current earnings of the commercial entity, and the ability of the borrower to service its debt is dependent upon the success of the commercial enterprise. It will be United Americas Bank's policy to secure these loans with collateral in most cases. Many of United Americas Bank's commercial loans will be secured by real estate collateral because such collateral is superior to other types of collateral available to small businesses. Loans secured by commercial real estate, however, particularly if collateral dependent, are subject to certain inherent risks. Commercial real estate may be substantially liquid, and commercial real estate values are difficult to ascertain and subject to wide fluctuation, depending upon economic conditions.

     United Americas Bank will offer government guaranteed loans under the Small Business Administration and The Export Import Bank loan programs.
Working capital loans will be provided to exporters under the working capital guarantee program sponsored by the SBA and The Export Import Bank. This program provides working capital to companies for the purpose of fulfilling export orders. Additionally, United Americas Bank will participate in the medium term export loan program, which allows exporters to finance goods and equipment to foreign buyers for up to five years. Both programs are guaranteed by The Export Import Bank. After origination of these loans, United Americas Bank will sell the guaranteed portion of the loan (approximately 75%) resulting in gains on the sale. In addition, United Americas Bank will retain the servicing rights to these loans which will generate servicing income on the portion sold. United Americas Bank anticipates that SBA guaranteed loans and The Export Import Bank loans each will comprise approximately 20% of its total loans, and that the loans will have an average interest rate of 8.75% and 7.25%, respectively.

     Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. United Americas Bank anticipates that consumer loans will comprise approximately
10% of its total loans and that the loans will have an average interest rate of 10.5%. Consumer credit has the inherent risk of a downturn in the economy, which may affect consumers' ability to pay as a result of job layoffs and cutbacks in hours available to work. United Americas Bank also may offer permanent mortgage loans through an alliance with a mortgage company.

     In addition to deposit and loan services, United Americas Bank will offer banking, cash management services, investment sweep accounts, safe deposit boxes, travelers' checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. United Americas Bank will be a member of a network of automated teller machines that may be used by customers in major cities throughout Georgia, the United States, and in various cities worldwide. United Americas Bank will also offer VISA and MasterCard credit cards and merchant credit card processing to our customers through third party vendors. United Americas Bank is reviewing opportunities for offering Internet banking services and expects to provide appropriate services through third party vendor relationships.

     Additionally, United Americas Bank will offer to targeted commercial customers a courier service that will pick up non-cash deposits and minimal cash deposits of up to $200 from the customer's place of business and deliver the deposits to United Americas Bank. United Americas Bank will contract with a third party courier service for bank related work.

     International Banking Services.  United Americas Bank will
     ------------------------------
provide international services to domestic businesses in the Atlanta market. We will provide these businesses with convenient access to personnel specially trained to provide international services. We believe there is a demand for convenient access to international services because the financial institutions currently offering international services in the Atlanta area are typically located in downtown office facilities or out-of-state offices and tend to focus on large international transactions. Personnel in branch facilities accessible to smaller businesses generally are not trained to address these specialized needs.

     United Americas Bank's lending activities related to international business will focus initially on two programs sponsored by The Export-Import Bank of the United States. Working capital loans will be provided to exporters under the working capital guarantee program co-sponsored by the Small Business Administration and The Export-Import Bank of the United States. This program provides working capital to companies to allow them to fulfill export orders. The second program, the medium-term export loan program, allows exporters to finance goods and equipment to foreign buyers for up to five years. Both programs are guaranteed by The Export-Import Bank of the United States.

     United Americas Bank's international banking services will also include inbound and outbound international funds transfers, foreign exchange, foreign collections, and import and export letters of credit. United Americas Bank will also be actively involved in trade finance such as the issuance of bankers acceptances. These drafts or bills of exchange facilitate international trade and will be available upon completion of a diligent credit review process.

     Specialized Banking Services.  United Americas Bank will offer
     ----------------------------
private banking services to both domestic and non-domestic individuals and corporations establishing business operations in Atlanta. Specialized private banking services will include bill paying, statement and mail holding, currency exchange, international funds transfers, and arranging personal lines of credit (including credit card services) for qualified foreign nationals conducting business in the United States.

     United Americas Bank's private banking group will assist U.S. domiciled executives with a variety of personal banking services designed to support international business objectives. These services will include introductions to correspondent financial services and to general business contacts maintained by us in international trade markets.

     United Americas Bank will provide international banking services to foreign businesses operating in Atlanta and to their executives and employees. United Americas Bank will seek to have personnel with the requisite language and cultural skills suited to serve foreign nationals who are often unfamiliar with United States' banking practices. The international banking experience of the proposed management of United Americas Bank, along with the contacts of the proposed directors of United Americas Bank in the international and domestic business communities, will enhance United Americas Bank's ability to compete and cater to the unique needs of this segment of the market.

     Lending Policy.  United Americas Bank will have an initial legal
     --------------
lending limit of $1,650,000. The lending strategy of United Americas Bank will be to make loans primarily to persons who reside, work or own property in the Atlanta market. Unsecured loans normally will be made only to persons who maintain depository relationships with United Americas Bank. Secured loans will be made to persons who are well established and have net worth, collateral and cash flow to support the loan.

     United Americas Bank will provide each lending officer with written guidelines for lending activities. Lending authority will be delegated by the Board of Directors of United Americas Bank to loan officers, each of whom will be limited in the amount of secured and unsecured loans which they can make to a single borrower or related group of borrowers. All loans in excess of an amount to be established by the Board of Directors will require the approval of the loan committee of the Board of Directors.


     The inter-agency guidelines adopted by federal bank regulators, including the Comptroller of the Currency, mandate that financial institutions establish real estate lending policies and establishing certain minimum real estate loan-to-value standards. United Americas Bank will adopt these federal standards as its minimum standards. These standards require maximum loan-to-value ratios for various types of real estate loans as set forth below, although United Americas Bank may make exceptions to the maximum guidelines, which exceptions must be accounted for and tracked:

                                                                            Loan-to-Value Limit
      Loan category                                                              (percent)
      -------------                                                              ---------
      Raw land                                                                       65
      Land development                                                               75
      Construction:
      Commercial, multifamily<F1> and other nonresidential                           80
      1- to 4-family residential                                                     85
      Improved Property                                                              85
      Owner-occupied 1- to 4-family and home equity                                  <F2>
     ___________________

<F1>  Multifamily construction includes condominiums and cooperatives.

<F2>  A loan-to-value limit has not been established for permanent mortgage or home equity loans on owner-occupied, 1- to 4-family residential property. However, for any such loan with a loan-to-value ratio that equals or exceeds 90 percent at origination, appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral is required.

     Loan Review and Non-Performing Assets.  On at least an annual
     -------------------------------------
basis, all significant relationships and a random sampling of other loans will be reviewed by the Loan Committee of the Board of Directors of United Americas Bank. Past due loans will be reviewed at least weekly by lending officers and by the senior credit officer, and the Board of Directors will review a summary report monthly.

     Asset/Liability Management.  A committee composed of officers and
     --------------------------
directors of United Americas Bank will be charged with managing United Americas Bank's assets and liabilities. The committee will attempt to manage asset growth, liquidity and capital in order to optimize income and reduce interest rate risk. The committee will direct United Americas Bank's overall acquisition and allocation of funds. At quarterly meetings, the committee will review and discuss the monthly asset and liability funds budget in relation to the actual flow of funds, as well as peer group comparisons; the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities; the ratio of the allowance for loan losses to outstanding and non-performing loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall state of the economy.

     Investment Policy.  United Americas Bank's investment policy will
     -----------------
be to optimize income, consistent with liquidity, asset quality and regulatory constraints. The policy will be reviewed from time to time by the Board of Directors of United Americas Bank. Individual transactions, portfolio composition and performance will be reviewed and approved monthly by the Board of Directors or a committee thereof. The President of United Americas Bank will implement the policy and will report to the full Board of Directors of United Americas Bank on a monthly basis information concerning sales, purchases, resultant gains or losses, average maturity, federal taxable equivalent yields and appreciation or depreciation by investment categories.

     Correspondent Banking.  Correspondent banking involves the
     ---------------------
provision of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint.
United Americas Bank will be required to purchase correspondent services offered by larger banks, including check collections, services relating to the purchase of Federal Funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

     United Americas Bank will sell loan participations to correspondent banks with respect to loans which exceed United Americas Bank's lending limit. As compensation for services provided by a correspondent, United Americas Bank may maintain certain balances with such correspondents in non-interest bearing accounts.

COMPETITION
-----------

     The banking business is highly competitive. United Americas Bank will compete as a financial intermediary with numerous other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage companies and investment banking firms. According to information derived from data compiled by SNL Securities, Inc., the Atlanta metropolitan statistical area as of June 30, 1997 included 871 branch offices of commercial banks and 55 branches of thrifts. United Americas Bank will compete primarily with other financial institutions in Atlanta, but may also compete with Internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. All of United Americas Bank's competitors actively solicit business from residents of Atlanta and many are increasingly offering services in Spanish and adding Spanish-speaking employees. Some of these institutions are not subject to the same degree of regulation as we will be and have greater resources than we will have available. Our profitability will depend on our ability to compete successfully.
Some of United Americas Bank's competitors have substantially greater resources and lending limits than United Americas Bank and provide other services, such as extensive and established branch networks and trust services, that United Americas Bank does not expect to provide initially. As a result of these competitive factors, United Americas Bank may have to pay higher rates of interest to attract depositors or extend credit with lower interest rates to attract borrowers.

     United Americas Bank will differentiate itself by providing personalized, first-class service to individuals and businesses in the Atlanta market. The Atlanta market is not currently served by a bank organized specifically to serve the needs of the Hispanic community. Furthermore, United Americas Bank will employ a staff of directors, managers, and employees fluent in both English and Spanish to serve the significant portion of the Hispanic population that is unfamiliar or uncomfortable with using traditional banking facilities. In addition, we intend to have a higher concentration than our competitors of employees who are fluent in both Spanish and English. We believe that through education and marketing programs sponsored by United Americas Bank, a cross-section of the Hispanic community will become more inclined to utilize the services of United Americas Bank. Finally, United Americas Bank will focus on providing international services to small to medium-sized businesses which we believe are currently under-served by the large regional banks.

BANK SITE AND FACILITIES; PROPOSED BRANCHES
-------------------------------------------

     We selected United Americas Bank's primary office and branch sites to reach a large segment of the Atlanta population, including a large number of Hispanics. United Americas Bank's primary office is located at 3789 Roswell Road in Fulton County, approximately 3.8 miles south of I-285. The site is near the Consulate General of Mexico.
The primary office was previously used as a bank building and is approximately 6,100 square feet and includes a drive-up window. We own the real property and improvements that house our primary office. The property is encumbered by a mortgage securing a credit line from The Bankers

Bank, which was used to fund the purchase of the real property. This loan will be repaid with the proceeds from this offering. See "Use of Proceeds" (page 10).


     United Americas Bank plans to open its first branch on Buford Highway between Northeast Plaza and I-285 approximately 30 days after the opening of United Americas Bank's primary office. Although an exact site has not been identified, there are a large number of potential sites in that area. We selected this location because of its proximity to the large number of Hispanics that live in the surrounding areas.

     United Americas Bank plans to open its second branch within approximately 120 days after operations at United Americas Bank's primary office commence, and will probably locate it in Cobb County in the South Cobb Drive and Windy Hill Road area. Again, there are multiple sites available in that area near the Hispanic commercial center of Cobb County and with easy access from I-285 on a major thoroughfare. Both branch sites will be on leased pads or out-parcel sites and will be housed in modular units. The anticipated cost of the modular units is approximately $130,000 each.

     These sites do not cover the growing Hispanic population in Roswell and Alpharetta, the expanding middle class populations in suburban Cobb and Gwinnett Counties, or the small, highly concentrated pocket of Hispanics in Southeast Atlanta south of I-20 and east of I-
85. We believe these areas are potential sites for future expansion of United Americas Bank. Any additional bank branches, including the first two referenced above, will require the approval of the Office of the Comptroller of the Currency. No applications for additional branch locations have been filed.

INFORMATION SYSTEMS AND THE YEAR 2000
-------------------------------------

     The Year 2000 Problem.  The year 2000 issue confronting us,
     ---------------------
United Americas Bank, and our suppliers, customers, customers' suppliers, and competitors centers on the inability of computer systems to recognize the year 2000 and other year 2000-sensitive dates. Many existing computer programs and systems originally were programmed with six-digit dates that provided only two digits to identify the calendar year in the date field. As the year 2000 approaches, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, United Americas Bank's operations may be affected significantly by the year 2000 issue because we depend on computer-generated financial information. Software, hardware, and equipment, both within and outside of our direct control, and third parties with whom we electronically or operationally interface are likely to be affected. These third parties include customers and third party vendors providing data processing, information systems management, computer system maintenance, and credit bureau information. If computer systems are not able to identify the year 2000, many computer applications could fail or create incorrect results. Consequently, many calculations that rely on date-related information, such as interest, payment or due dates, and other operating functions, could generate significantly misstated results, and we could lose our ability to process transactions, prepare statements, or engage in similar business activities. In addition, under certain circumstances, failure to address adequately the year 2000 issue could adversely affect the viability of United Americas Bank's suppliers and creditors and the creditworthiness of our borrowers. If not adequately addressed, the year 2000 issue could ultimately have a significant adverse impact on our products, services, and competitive condition and, in turn, our financial condition and results of operations.

     Regulatory Oversight.  Financial institution regulators recently
     --------------------
have increased their focus on year 2000 compliance issues and have provided guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the year 2000 implications of their reliance on vendors and with respect to data exchange and the potential impact of the year 2000 issue on their customers, suppliers, and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk, and prepare a plan to address the year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions to ensure resolution of any year 2000 problems. The federal banking agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations. Consequently, an institution's failure to address appropriately the year 2000 issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions, or the imposition of civil money penalties.

     Because we are still pending regulatory approval regarding our status as a bank holding company and United Americas Bank has not yet commenced operations, federal banking regulators are focusing on our year 2000 readiness as part of the regulatory approval process. Once United Americas Bankshares and United Americas Bank have obtained the necessary regulatory approvals, the federal banking regulators will continue to monitor our status on year 2000 issues as described above.

     Our Readiness.  Because we are a start-up entity and United
     -------------
Americas Bank has not yet commenced business, we do not have existing systems or equipment requiring year 2000 testing and remediation. Rather, we plan to purchase all of our office equipment, hardware, and software and obtain outsourcing service commitments only from vendors and service providers that can certify that their products and services are year 2000 compliant. We plan to purchase applications software, microcomputers, teller equipment, and a network file server only from vendors that can provide year 2000 compliance certificates with respect to those products. We plan to obtain our data processing services, automatic teller machine applications, voice response system, Internet banking services, document imaging solutions, and bond accounting systems from third party service providers that can certify that the products and services they provide will be year 2000 compliant. We believe that we will be able to obtain these products and services from vendors and service providers that can supply the necessary certification. If we are unable to do so, however, we will either forego acquiring the product or service until we receive the required certification or, if the product or service is essential to our operations, arrange for independent testing and verification of year 2000 compliance.

     As we acquire equipment and systems and commence operations, we will test our year 2000 readiness on an ongoing basis. Although we do not anticipate encountering difficulties in this area, we will require our vendors and service providers to upgrade or replace any equipment that proves to be non-compliant. If we do not receive the necessary upgrades or equipment, we will obtain new equipment or engage a new service provider with demonstrated year 2000 compliance.

     Although our internal systems, equipment, and operations require significant oversight with respect to year 2000 issues, our customers' year 2000 readiness could also have a significant effect on our operations. For example, if a customer with an outstanding loan from United Americas Bank is unable to maintain its cash flow as a result of disruption caused by its own or its customers' year 2000 problems, the customer could default in the repayment of the loan, which would lead to increased loan losses for United Americas Bank. Although we plan to consider this possibility when we establish the loan loss reserve for United Americas Bank, the potential losses could exceed our estimate and ultimately cause a net loss to United Americas Bank and United Americas Bankshares. To address this concern, we will communicate with customers on an ongoing basis regarding our year 2000 readiness and attempt to identify at the earliest opportunity those customers that are likely to encounter year 2000 problems. We plan to work with these customers to ensure, to the greatest extent possible, that their year 2000 compliance issues do not disrupt our operations.

     Resources Allocated.  To ensure that senior members of management
     -------------------
continue to monitor our year 2000 readiness on a consistent basis, our Board of Directors plans to establish a Year 2000 Committee. The members of the committee will establish guidelines for the acquisition of new equipment and services that will be year 2000 compliant; communicate with potential borrowers, vendors, and service providers regarding year 2000 issues; and monitor our progress in this area. Members of the committee will also attend conferences and information sharing sessions to gain additional insight into the year 2000 issue and potential strategies for addressing it. The committee's work will continue until the year 2000 and, in the event a year 2000 problem occurs, thereafter until the problem is resolved. The committee will be comprised of senior management and will report to the Audit Committee of the Board of Directors.

     Because our year 2000 compliance program will principally involve acquiring systems, equipment, and outsourced services that are year 2000 compliant, we do not expect that United Americas Bankshares or United Americas Bank will incur material year 2000 compliance or remediation costs. Rather, these costs will be included in the initial cost of obtaining the equipment or services that we need to begin operations. As a result, we have not established a separate budget for year 2000 compliance expenses. The Year 2000 Committee will, however, monitor our needs in this area and will establish a budget for year 2000 expenses if it believes that our year 2000 costs will be material.

     Contingency Plans.  The worst anticipated year 2000 malfunction
     -----------------
that United Americas Bank will face is temporary loss of power and other utilities and interruption of services from key vendors. In that case, our preliminary contingency plan will be to attempt to restore utilities and insure adequate records are available manually to minimize disruption and inconvenience to our customers. We believe that United Americas Bank would be able to continue to operate in that manner without significant loss. We believe, however, that our computer software and hardware systems will be substantially year 2000 compliant.


EMPLOYEES
---------

     When we begin operations, United Americas Bank will have approximately 12 full-time employees and 1 part-time employee. We do not expect that we will have any employees who are not also employees of United Americas Bank.

     Vincent D. Cater will be the President and Chief Executive Officer of United Americas Bankshares and United Americas Bank. Mr. Cater has over 30 years of domestic and international banking experience, including extensive experience in the areas of international trade finance and operations. He was responsible for South American relationships at Citizens and Southern National Bank, Atlanta, and for a time was located in Costa Rica as General Manager of Banco Centroamericano de Divisas, a subsidiary bank. In 1983, Mr. Cater joined First American Bank of Georgia, N.A. as Executive Vice President and Manager of International Banking. During his tenure, he established an Edge Act subsidiary in Miami and later served as the Edge Act subsidiary's President. In 1993, Mr. Cater organized and was the President and CEO of AmTrade International Bank, which specialized in international trade finance and correspondent banking.

     Jorge L. Forment will serve as the Chief Financial Officer of United Americas Bankshares and United Americas Bank. Mr. Forment recently joined us from Milton National Bank in Roswell, Georgia, where he served as Senior Vice President and Chief Financial Officer between May 1998 and April 1999. Prior to joining Milton National

Bank, Mr. Forment worked with Etowah Bank in Canton, Georgia, where he served as Senior Vice President and Chief Financial Officer. Mr. Forment was employed with Etowah Bank for nine years. Prior to working with Etowah Bank, Mr. Forment served as a Vice President of Bank Consultants, Inc. in Atlanta, Georgia, where he was responsible for preparing de novo community bank charter applications. Mr. Forment also served as a Loan Review Officer with First National Bank, Panama City, Florida from 1984 until 1988, and as an Associate National Bank Examiner with the Comptroller of the Currency from 1979 until 1984. See "Management" (page 29).



                              MANAGEMENT

PROPOSED EXECUTIVE OFFICERS AND DIRECTORS OF UNITED AMERICAS
BANKSHARES AND UNITED AMERICAS BANK
------------------------------------------------------------

     The following table describes, for the initial executive officers and members of the Board of Directors of United Americas Bankshares (1) names and ages at February 28, 1999, (2) position(s) with United Americas Bankshares and United Americas Bank, (3) the number of shares of common stock they intend to purchase in the offering, (4) the percentage of outstanding shares such number will represent, and (5) the number of shares subject to warrants, and options as to Mr. Cater and Mr. Forment, that they will receive when they purchase common stock in this offering. The directors and executive officers have indicated that they intend to purchase a total of 193,000 shares as listed below. With the exception of Mr. Taboada, each officer and director of United Americas Bankshares will serve in the same capacity with United Americas Bank once it has been organized. Mr. Taboada is a director of United Americas Bankshares only, and will not serve as a director of United Americas Bank.




                               Position(s) Held             Number of      Amount of                           Subject to
                                  with United               Shares to     Shares to be       Percentage of      Warrants
Name and Address                  Americas                      be       Purchased (in        Outstanding         and
(Age)                             Bankshares                Purchased        Dollars)           Shares          Options
----------------           -------------------------        ---------    ---------------     --------------    ----------
Salvador Diaz-Verson       Chairman of the Board of           100,000     $1,000,000              8.3            100,000
(47)                       Directors

Alex E. Suarez             Vice Chairman of the Board of       10,000        100,000              .83             10,000
(39)                       Directors

Vincent D. Cater           President, Chief Executive          10,000        100,000              .83              35,000<F1>
(55)                       Officer, and Director

Jorge L. Forment           Chief Financial Officer and          3,000         30,000              .25              10,000<F2>
(41)                       Senior Vice President

Luis A. Caceres            Director                            10,000        100,000              .83              10,000
(37)
                                  -30-

                               Position(s) Held             Number of      Amount of                           Subject to
                                  with United               Shares to     Shares to be       Percentage of      Warrants
Name and Address                  Americas                      be       Purchased (in        Outstanding         and
(Age)                             Bankshares                Purchased        Dollars)           Shares          Options
----------------           -------------------------        ---------    ---------------     --------------    ----------

Rene M. Diaz               Director                            10,000        100,000              .83              10,000
(37)

Reinaldo Pascual           Secretary and Director              10,000        100,000              .83              10,000
(35)

Filiberto Prieto           Director                            10,000        100,000              .83              10,000
(44)

Norberto Sanchez           Director                            10,000        100,000              .83              10,000
(41)

Ignacio Luis Taboada       Director                            10,000        100,000              .83              10,000
(40)

Sam Zamarripa              Director                            10,000        100,000              .83              10,000
(46)                                                          -------     ----------            -----             -------
Total:                                                        193,000     $1,930,000            16.02             225,000
_______________________________                               =======     ==========            =====             =======

<F1>  Includes an option to purchase 25,000 shares to be issued to
        Mr. Cater.
<F3>  Includes an option to purchase 10,000 shares to be issued to
        Mr. Forment.


     Alex Suarez and Salvador Diaz-Verson have been our directors since May 14, 1998 and are proposed directors of United Americas Bank. Each other person listed above has been one of our directors since May 14, 1998 and is a proposed director of United Americas Bank, except for Ignacio Taboada. Our directors serve one year terms, unless the director resigns, is removed from office, or dies. United Americas Bankshares' officers are appointed by the Board of Directors and hold office at the will of the Board. See "Certain Provisions of the Articles of Incorporation and Bylaws" (page 40).

     Each proposed director of United Americas Bank will serve until United Americas Bank's first shareholders meeting, which will be held shortly after United Americas Bank receives its charter. We, as the sole shareholder of United Americas Bank, will nominate each proposed director to serve as director of United Americas Bank at that meeting. After the first shareholders meeting, directors of United Americas Bank will serve for a term of one year and will be elected by our shareholders at United Americas Bank's annual meeting of shareholders. United Americas Bank's officers will be appointed by its Board of Directors and will hold office at the will of the Board.

     SALVADOR DIAZ-VERSON, JR. Mr. Diaz-Verson has been selected to serve as our Chairman of the Board. Since 1991, Mr. Diaz-Verson has served as Chairman and President of Diaz-Verson Capital Investments, Inc., a registered investment adviser. Mr. Diaz-Verson served as President and a member of the Board of Directors of American Family Corporation (commonly known as AFLAC), a publicly- held insurance holding company, from 1979 to 1991. He is currently a Director of the Board of Clemente Capital Inc.,

Regions Bank, Columbus and Directo, Inc. He is a Trustee of Clark Atlanta University and the Boys and Girls Club of America. In 1992, he received a six-year presidential appointment to the Christopher Columbus Fellowship Foundation. Mr. Diaz-Verson was on the Board of Synovus Financial Corporation from 1985 to 1996 and Total Systems Services Inc. from
1983 to 1996. Mr. Diaz-Verson is also the current Chairman of Atlanta's Hispanic Chamber of Commerce and is on the Board of Directors of Directo, Inc., a cash card and related services company with a focus on the Hispanic market.

     ALEX E. SUAREZ. Mr. Suarez has been selected to serve as our Vice Chairman of the Board. Mr. Suarez has been in the financial services industry for over 14 years. In June of 1992, he joined BT Alex Brown Incorporated, a wholly-owned subsidiary of Bankers Trust. He is presently an institutional broker and Vice President covering banks and portfolio manager in Latin America. He began his banking career in 1983 with First American Bank of Georgia, N.A. as a senior credit analyst. While at First American, Mr. Suarez became the manager of the letter of credit issuance department in the International Banking Division. Prior to departing First American, Mr. Suarez co-founded its Executive Banking Division. In January 1987 he became the third
Vice President of the former Buckhead Bank (which subsequently merged with The Chattahoochee Bank, Bank South, and NationsBank), where he engaged in private banking and corporate lending to small businesses and served in various other capacities. From February 1992, until joining BT Alex Brown, Mr. Suarez was President of the Ayoub Group, a merchant banking firm, formed with Sam Ayoub, the former CFO of The Coca-Cola Company. The Ayoub Group engaged in trade finance and venture capital investments for small firms.

     VINCENT D. CATER. Mr. Cater has been selected to serve as our President and Chief Executive Officer. His banking experience spans
30 years in domestic and international banking. From February 1997 until he joined the organizer group of United Americas Bank in June 1998, he provided consulting services to clients engaging in business in Eastern Europe, Latin America, and the United States. In 1993, Mr. Cater organized AmTrade International Bank and held the titles of President and CEO until December 31, 1996. With offices in Miami and Atlanta, AmTrade International Bank specialized in international trade finance and correspondent banking. Mr. Cater began his career in 1966 with Manufacturers Hanover Trust Company, New York, where he completed the management training program and served as Assistant Secretary in the Latin American division. He joined Citizens and Southern National Bank, Atlanta, in 1970 and was responsible for South American relationships. Mr. Cater was selected to relocate to Costa
Rica and serve as General Manager of Banco Centroamericano de Divisas, in San Jose, a subsidiary bank. After four years, Mr. Cater returned to Citizens & Southern Bank in Atlanta and held the title of Senior
Vice President responsible for all Latin American relationships with total commitments in excess of $350 million. In 1983, Mr. Cater joined the predecessor bank to First American Bank of Georgia, N.A. as Executive Vice President and Manager of International Banking. During his tenure, he established an Edge Act subsidiary in Miami and later served as the Edge Act subsidiary's President.

     JORGE L. FORMENT. Mr. Forment has been selected to serve as our Chief Financial Officer. He has twenty years of banking experience.
Mr. Forment recently joined us from Milton National Bank in Roswell, Georgia, where he served as Senior Vice President and Chief Financial Officer between May 1998 and April 1999. Prior to joining Milton National Bank, Mr. Forment worked with Etowah Bank in Canton, Georgia. Mr. Forment was employed with Etowah Bank for nine years and served as Senior Vice President and Chief Financial Officer from December 1994 until May 1998. Prior to working with Etowah Bank, Mr. Forment served as a Vice President of Bank Consultants, Inc. in Atlanta, Georgia where he was responsible for preparing de novo community bank charter applications. Mr. Forment also served as a Loan Review Officer with First National Bank, Panama City, Florida from 1984 until 1988, and as an Associate National Bank Examiner with the Comptroller of the Currency from 1979 until 1984.

     LUIS A. CACERES. Mr. Caceres is the founder of FBX Resources, a venture capital firm specializing in railroad intermodal and air transportation.
He was President of Belca Foodservice, one of Atlanta's most successful Hispanic-owned companies, until selling the Company and founding FBX Resources in 1997. Prior to joining Belca Foodservice, Mr. Caceres was employed by Arthur Andersen & Co. since 1984, where he specialized in the telecommunications and transportation industries and earned his license as a Certified Public Accountant. Until 1998, he served on the Board of Directors of UniPro Foodservice, Inc. a cooperative of food service distributors where he was co-Chair of the Finance Committee and member of the Executive Committee. He also served on the Board of the Atlanta Hispanic Chamber of Commerce in 1996-1997. He was recognized in 1998 by the Atlanta Hispanic Chamber of Commerce as one of the outstanding Hispanic entrepreneurs in the United States.

     RENE M. DIAZ.  Mr. Diaz has spent his entire career with Diaz
Foods, where he serves as President and Chief Executive Officer since 1980. He has been recognized both locally and nationally as one of the outstanding Hispanic entrepreneurs in the United States. Mr. Diaz is currently active on many Boards of Directors, including Directo, Inc., the Alliance Theatre, Egleston/Scottish Rite Hospital, the Latin
American Association, the Carter Center, and Zoo Atlanta. He has also served on the Boards of the Atlanta Arts Festival, UNICEF, the American Cancer Society (DeKalb), and the Atlanta Hispanic Chamber of
Commerce.  In 1996, he was the recipient of the National Adelante
Award and in 1995, he was recognized with the Georgia Business of the Year Award. In 1998, he and his company were featured nationally on CNN.

     REINALDO PASCUAL. Mr. Pascual is a Partner in the Atlanta law firm of Kilpatrick Stockton LLP where he has practiced since 1993. Prior to joining Kilpatrick Stockton, Mr. Pascual practiced law with another large Atlanta law firm for five years. His areas of specialty are Securities, Investment Companies/Advisers, Mergers and Acquisitions, and Latin American Transactions. He has been instrumental in leading Kilpatrick Stockton's development and expansion effort in Central and South America. He currently serves on the Boards of Directors of the Atlanta Hispanic Chamber of Commerce and the Panamanian Chamber of Commerce of the Southeast. Mr. Pascual was recognized by Georgia Trend magazine in 1997 as one of the outstanding Georgians under 40.

     FILIBERTO PRIETO. Mr. Prieto is the Chief Executive Officer of El Taco Veloz, a chain of five fast food restaurants in Atlanta which he founded in 1991, and the owner and operator of Taco Prisa and La Kermes. He is also CEO of WPLO, a prominent Spanish language radio station which serves the Hispanic community in the greater Atlanta area. Currently a member of the Board of Directors of the Atlanta Hispanic Chamber of Commerce, he was previously nominated for the Small Business of the Year Award in 1995, and was named Businessman of the Year in 1997. Also in 1997, he was nominated as Entrepreneur of the Year by Ernst & Young. He also served as Vice President of the newly-formed Mexican American Chamber of Commerce. Mr. Prieto is active in community affairs and development and is recognized through WPLO for his charitable and fundraising activities.

     NORBERTO SANCHEZ.  Mr. Sanchez is the Chairman and Chief
Executive Officer of the Norsan Group which he founded in 1987.
Headquartered in Atlanta, the Norsan Group encompasses several businesses, including restaurants throughout the Southeast and institutional food preparation and distribution. Prior to the formation of the Norsan Group, Mr. Sanchez was employed as an engineer and project manager with companies in Texas and Mexico. Mr. Sanchez has been active in a number of civic and professional groups, including having served as past Chairman of the Atlanta Hispanic Chamber of Commerce.

     IGNACIO LUIS TABOADA. Since 1993, Mr. Taboada has served both as President of Phoenix Global Mortgage Corporation and as Executive Vice President of Euramex Management, Inc., a real estate development and finance company. Phoenix Global is the only Hispanic-owned mortgage banking company in Georgia. Mr. Taboada is the sole Hispanic Commissioner on the Fulton County Housing Authority. He has served on the Board of Directors of the Latin American Association and is Honorary Consul of Spain in Atlanta.

     SAM ZAMARRIPA.  Mr. Zamarripa is Senior Vice President for
Community Development of the Metropolitan Atlanta Chamber of Commerce, a position he has held since 1997. From 1993 to 1997, he was Vice President of Marketing for Diaz-Verson Capital Investments, Inc. He currently serves on the Boards of Directors of the Latin American Association, Leadership Atlanta, and the Regional Leadership Foundation and on the Board of Visitors of Clayton State University. Previously, he served on the Boards of The Mexican Center, Metropolitan Atlanta Chamber of Commerce, and the
National Association of Securities Professionals. Among other honors and appointments, he has served on the State Elections and Voter Registration Commission and as United States Delegate to the Western Hemisphere Trade Ministerial.

ADVISORY BOARD OF DIRECTORS
---------------------------

     In addition to our Board of Directors, we have formed an Advisory Board of Directors, which we expect will provide us a valuable source of business leads and support. The Advisory Board initially will be comprised of the following prominent Hispanics who reside in Georgia:

     RUDY M. BESERRA. Mr. Beserra is Assistant Vice President and Director of Corporate Latin Affairs of The Coca-Cola Company. He began his career at The Coca-Cola Company in 1989 after having served as Special Assistant to President Ronald Reagan on Latino and Small Business Affairs. Mr. Beserra is an active board member of a number of prominent Latino-focused organizations and has received widespread recognition for his work in national Hispanic affairs.

     MANUEL CHAVEZ. Mr. Chavez is Chief Executive Officer of Parking Company of America, Inc. and Managing Partner of Chavez Properties, one of the largest central business district landowners in the United States. Mr. Chavez has directed the management, acquisition and disposition of property through innovative equity financing with institutional and private sectors.

     THOMAS W. DORTCH, JR. Mr. Dortch is President and Chief Executive Officer of TWD, Inc. He worked for U.S. Senator Sam Nunn for sixteen years and in 1990 became the first African-American in the nation to serve as State Director for the United States Senate. In this capacity, he provided Senator Nunn with advice on legislation impacting small businesses, minorities, and civil and human rights issues. He is President of the 100 Black Men of America, Inc.

     CARLOS M. FRANCO, M.D., FACP. Dr. Franco is a practicing physician and partner with Georgia Cancer Specialists, P.C. and a staff physician with several local hospitals. He has authored or co-authored numerous publications in his field. He is a member of several medical societies and serves as Vice-Chairman of the Latin American Association of Atlanta.

     VINCENT GALAN, M.D.   Dr. Galan is President and partner of
Riverdale Anesthesia Associates, PC and co-director and attending anesthesiologist of the Pain Center at Southern Regional Medical

Center.  Dr. Galan is involved in numerous committees at Southern
Regional and is a member of various professional associations.

     EDUARD DE GUARDIOLA. Mr. De Guardiola is President and Director of Focus Group, a multi-dimensional real estate company. He has over twenty years of experience in all facets of real estate management and development, including residential and retail. Prior to his involvement in the private sector, Mr. De Guardiola spent approximately five years as an attorney, specializing in commercial real estate.

     BILL PENA. Mr. Pena is the Regional President for Chile and Argentina for The Home Depot. He has been with The Home Depot since 1994 and has been involved in all aspects of its international initiatives. Prior to joining The Home Depot, Mr. Pena was the Senior Vice President and General Merchandising Manager with Home Base, which he helped found and grow beyond an initial public offering. Mr. Pena also is the Chairman of the Board of Home Depot's joint venture with Falabella, Chile's largest retailer, and is a member of the board of the Council of the Americas.

     MARITZA SOTO KEEN. Mrs. Keen has been the Executive Director of the Latin American Association since 1984. Under her leadership, the Latin American Association has grown into one of the most successful and widely recognized non-profit social agencies in the United States. Mrs. Keen has received numerous awards and honors in recognition of her contributions to Atlanta and Georgia Hispanic community.

     TEODORO MAUS. Mr. Maus has served as Consul General of Mexico in Atlanta, Georgia since his appointment in 1995. He began his diplomatic career in 1978 as the cultural attache of Mexico in New York. In 1987, Mr. Maus was appointed to the permanent mission of Mexico at the United Nations.

     VICTOR RODRIGUEZ. Mr. Rodriguez is Managing Director of GMA Partners, Inc., a merchant and investment banking firm located in Atlanta, Georgia. He has over thirteen years experience in private capital placement, merger and acquisition advisory services and corporate finance. Mr. Rodriguez is currently a member of the Atlanta Society of Financial Analysts.

     RAMON A. SUAREZ, M.D. Dr. Suarez is Chairman of the Obstetrics and Gynecology Division for Piedmont Clinic (Promina Health Care
System) and has been in private practice since 1983. Dr. Suarez is actively involved with the Department of Obstetrics and Gynecology at Emory University School of Medicine and in numerous professional organizations.

     MARIO TRUJILLO. Mr. Trujillo is Executive Vice President and Chief Financial Officer of Directo, Inc. Prior to that time, Mr. Trujillo was senior tax manager and member of the international banking and real estate teams at Arthur Andersen & Co. Mr. Trujillo also held positions as Executive Vice President and Chief Financial Officer of Ackerman & Co. and subsequently, partner, Chief Financial Officer and head of asset management for Madison Capital Partners. He has served as Chairman of the Latin American Association and remains active in Hispanic affairs.

COMMITTEES OF THE BOARDS OF DIRECTORS
-------------------------------------

     Our Board of Directors will establish the committees described below and may add additional committees as are necessary. The members of each committee will be the same for United Americas Bank as they are for us.

     Asset and Liability Management Committee.  The Asset and
     ----------------------------------------
Liability Management Committee will provide guidance to United Americas Bankshares and United Americas Bank in balancing the yields and maturities in loans and investments to deposits. The committee will be comprised of members of the Board of Directors and the officers. The Chairman will be selected by the Board of Directors.

     Audit and Compliance Committee.  The Audit and Compliance
     ------------------------------
Committee will recommend to the Board of Directors the independent public accountants to be selected to audit United Americas Bankshares' and United Americas Bank's annual financial statements and will approve any special assignments given to the independent public accountants. The Audit and Compliance Committee also reviews the planned scope of the annual audit, any changes in accounting principles, and the effectiveness and efficiency of United Americas Bankshares' and United Americas Bank's internal accounting staff. Additionally, the Audit and Compliance Committee will provide oversight to United Americas Bankshares' and United Americas Bank's compliance with regulatory rules and regulations, including the Community Reinvestment Act and Year 2000 issues. The committee will be comprised of members of the Board of Directors. The Chairman will be selected by the Board of Directors.

     Compensation Committee.  The Compensation Committee will establish
     ----------------------
remuneration levels for officers of United Americas Bankshares and United Americas Bank, review management organization and development, review significant employee benefit programs, and establish and administer executive compensation programs, including the stock plan as described below. The committee will be comprised of members of the Board of Directors. The Chairman will be selected by the Board of Directors.

     Year 2000 Committee.  The Year 2000 Committee will establish
     -------------------
guidelines for the acquisition of new equipment and services that will be year 2000 compliant; communicate with potential borrowers, vendors, and service providers regarding year 2000 issues; and monitor our progress in this area. The Committee's work will continue until the year 2000 and, in the event a year 2000 problem occurs, thereafter until the problem is resolved. The committee will be chaired by Jorge Forment.

     Executive Committee.  The Executive Committee will have authority
     -------------------
to exercise the powers of the Board of Directors in managing the affairs and assets of United Americas Bankshares and United Americas Bank between Board meetings, except for the powers exclusively reserved to the Board of Directors of United Americas Bank or United Americas Bankshares. The Executive Committee also will be responsible for making recommendations to the Board of Directors regarding matters relating to the management and expansion of United Americas Bank. The Executive Committee will be comprised of members of the Board of Directors. The Chairman will be selected by the Board of Directors.

     Loan Committee.  The Loan Committee will review any loan request
     --------------
made by a potential borrower over a certain credit threshold for compliance with United Americas Bank's lending policies and federal and state rules and regulations governing extensions of credit and decide whether to extend credit to the potential borrower. The committee will be comprised of members of the Board of Directors. The Chairman will be selected by the Board of Directors.

                        EXECUTIVE COMPENSATION

1998 COMPENSATION
-----------------

     The following table shows information for 1998 with regard to compensation for services rendered in all capacities to us by Mr. Cater, our Chief Executive Officer and President. No executive officer earned more than $100,000 in salary and bonus in 1998.

                                             SUMMARY COMPENSATION TABLE FOR 1998

                              Annual Compensation                                 Long-Term Compensation
                    -------------------------------------      --------------------------------------------------------------
                                                                          Awards                         Payouts
                                                               --------------------------   ---------------------------------
                                                                               Securities
 Name and                                     Other Annual     Restricted      Underlying                       All Other
 Principal                                    Compensation        Stock         Options/     LTIP Payouts   Compensation ($)
 Position           Salary ($)    Bonus ($)        ($)          Award(s)        SARs (#)          ($)
 ----------------------------------------------------------------------------------------------------------------------------
 Vincent D.           69,000         -0-          5,000            -0-             -0-            -0-              -0-
 Cater: President
 and CEO

EMPLOYMENT AGREEMENTS
---------------------

     Effective May 20, 1998, we entered into an employment agreement with Mr. Cater regarding his employment as our President and Chief Executive Officer, which agreement was amended and restated on January 7, 1999. Under the terms of the employment agreement, Mr. Cater will receive a salary of $135,000 per year. At the end of each year of operation, he will be entitled to receive a cash bonus equal to 15% of his annual salary, subject to our exceeding certain performance targets which shall be determined annually by the Compensation
Committee. We will grant Mr. Cater an incentive stock option to purchase 25,000 shares of common stock at an exercise price equal to the fair market value of the shares of common stock on the date of grant as determined by an independent consultant. Ten thousand of the options will vest on the date of the opening of United Americas Bank and an additional 5,000 shares will vest at the end of calendar year thereafter for the next three years. We will also provide an automobile allowance of $750.00 per month, country club membership dues, and up to one other luncheon club membership, if deemed appropriate by the Board of Directors, to Mr. Cater.

     The initial term of Mr. Cater's employment commenced on June 1, 1998 and will continue until January 31, 2002. At the end of the initial term of employment and at the end of each succeeding twelve-month period, the agreement will be extended for a successive twelve-month period unless either party provides notice of his or its intent not to extend the agreement. If (1) Mr. Cater dies or (2) we abandon our organizational efforts or certain other terms and conditions are not met by April 30, 1999, neither we nor United Americas Bank will have any further obligations under the agreement. Mr. Cater may be terminated (1) by United Americas Bank and United Americas Bankshares for good reason (as defined in the agreement); (2) at the election of Mr. Cater if United Americas Bank or United Americas Bankshares breaches any material provision of the agreement and the breach is not cured within 30 days after written notice of the breach is given by the Mr. Cater to us or if his powers, responsibilities, or duties are materially diminished; or (3) upon Mr. Cater's death or disability.
If Mr. Cater terminates employment due to our breach or for good reason, we will be required to pay the compensation and provide the benefits due under the agreement for a period of six months (or twelve months if there is a change in control of us within the six-month period). If Mr. Cater terminates his employment without cause, United Americas Bankshares' obligations under the agreement will cease as of the date of termination. If we terminate Mr. Cater's employment for good reason, our obligations under the agreement will cease as of the date of termination; provided, however, that if employment is terminated as a result of death or disability, benefits will be provided in accordance with the agreement. Mr. Cater will be prohibited from competing with United Americas Bankshares or United Americas Bank or soliciting our customers or employees within the geographic area set forth in the agreement for a period of six months from the date of termination.

DIRECTOR COMPENSATION
---------------------

     The directors of United Americas Bankshares and United Americas Bank will not be compensated separately for their services as directors until net profits of United Americas Bankshares and United Americas Bank exceed our net losses since inception on a cumulative basis.

ORGANIZERS' WARRANTS
--------------------

     The organizers intend to purchase a total of 190,000 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 16% of the shares that will be outstanding after the offering.

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing United Americas Bankshares and United Americas Bank, we will issue to the organizers warrants to purchase additional shares of common stock. We will issue to each organizer a warrant to purchase one share of common stock for each share the organizer purchases, up to a limit of 20% of the initial offering when combined with total stock options. The organizers may purchase up to 190,000 shares through the exercise of these options and warrants.
The warrants will become exercisable in 20% annual increments beginning on the one-year anniversary of the date of the closing of the offering so long as the holder remains on our Board of Directors. Exercisable warrants will remain exercisable for the 10 year period following the date of the closing of the offering or for 90 days after a warrant holder ceases to be a director, whichever is shorter. Each warrant will be exercisable at a price of $10.00 per share subject to adjustment for stock splits, recapitalizations, or other similar events.

STOCK INCENTIVE PLAN
--------------------

     General.  Our Stock Incentive Plan provides us with the
     -------
flexibility to grant the stock incentives described in this section of the prospectus to key employees, officers, and directors of United Americas Bankshares and United Americas Bank for the purpose of giving them a proprietary interest in, and to encourage them to remain in the employ of, United Americas Bankshares or United Americas Bank. The Board of Directors has reserved 50,000 shares of common stock, an amount equal to 4% of the shares of common stock sold in this offering, for issuance under the plan. The number of shares reserved for issuance may change in the event of a stock split, recapitalization, or similar event as described in the plan.

     Administration.  Our Compensation Committee, which is comprised
     --------------
of at least 3 directors appointed by our Board of Directors, will administer the plan. The Board of Directors will consider the standards contained in both Section 162(m) of the Internal Revenue
Code of 1986, as currently in effect, and Rule 16(b)(3) under the Securities Exchange Act of 1934, as currently in effect, when appointing members to the Compensation Committee. The Compensation
Committee or, as the case may be, the Board of Directors, will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan, and to make all other determinations that it may deem necessary or advisable to administer the plan.

     Awards.  The plan permits the Compensation Committee to make
     ------
awards of shares of common stock, awards of stock options and similar securities related to the value of the common stock, and certain cash awards to eligible persons. The Compensation Committee may grant these awards on an individual basis or may design a program providing for awards to a group of eligible persons. The plan permits the committee to make awards of a variety of stock-based incentives, including stock awards, stock options and other incentive compensation based on the fair market value of the common stock. These incentives are described more fully below.

     The Compensation Committee determines, within the limits of the plan, the number of shares of common stock subject to a stock incentive and to whom any stock incentive is granted and the exercise or settlement price and forfeiture or termination provisions of each stock incentive. A holder of a stock incentive generally may not transfer the stock incentive during his or her lifetime, but the Compensation Committee may provide for limited transferability of non-qualified stock options.

     Options.  The plan provides for incentive stock options and non-
     -------
qualified stock options. The Compensation Committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by a stock incentive agreement describing the material terms of the option.

     The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may be equal to, less than, or more than the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The Compensation Committee may permit the exercise price to be paid in cash, by the delivery of previously owned shares of common stock, or to be satisfied through a cashless exercise executed through a sales agent or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

     The Compensation Committee will also determine the term of an option. The term of an incentive stock option may not exceed 10 years from the date of grant, but any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock will not be exercisable after the expiration of 10 years after the date the option is granted. The Compensation Committee may provide in the stock incentive agreement for earlier termination of the option upon the option holder's termination of employment, death, disability or retirement. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering more than $100,000 worth of common stock first become exercisable in any one calendar year, the excess will be non-qualified options.

     Stock Appreciation Rights.  The Compensation Committee may grant
     -------------------------
stock appreciation rights separately or in connection with another stock incentive, and the committee may provide that the holder may exercise them at any time or that they will be paid at a certain time or times or upon the occurrence or non-occurrence of certain events.

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
Stock appreciation rights may be settled in shares of common stock or in cash, according to terms established by the Compensation Committee with respect to any particular award.

     Stock Awards.  The Compensation Committee may grant shares of
     ------------
common stock to a participant either with or without restrictions or conditions.

     Other Stock Incentives.  The Compensation Committee may award (1)
     ----------------------
the right to receive in the future an amount in cash, which is equal to the full or partial fair market value of a specified number of shares of common stock as of a specified date, (2) rights to receive shares of common stock when the recipient, United Americas Bankshares, or United Americas Bank achieves certain performance standards, (3) rights to receive shares of common stock instead of cash dividends, and (4) similar rights. The committee determines the numbers or units to be granted, any applicable conditions or restrictions, and whether the incentive will be paid in the form of cash or common stock.

     Termination of Stock Incentive.  The terms of particular stock
     ------------------------------
incentives may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with United Americas Bankshares or United Americas Bank, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of us. Stock incentives may grant exercise, conversion, or settlement rights to a holder's estate or personal representative if the holder dies or becomes disabled.

     Certain Reorganizations.  The plan provides for appropriate
     -----------------------
adjustment, as determined by the Compensation Committee, in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of certain corporate reorganizations, the committee may, within the terms of the plan and the applicable stock incentive agreement, substitute, cancel, accelerate, cashed-out, or otherwise adjust the terms of a stock incentive.

     Amendment and Termination of the Plan.  The Board of Directors
     -------------------------------------
has the authority to amend or terminate the plan, subject to shareholder approval for certain types of amendments. Generally, the Board's action may not adversely affect the rights of a holder of an outstanding stock incentive without the holder's consent.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     United Americas Bank may have banking and other business transactions in the ordinary course of business with our directors and officers and those of United Americas Bank, including members of their families or corporations, partnerships, or other organizations in which these directors and officers have a controlling interest. Currently, we are aware of one related transaction. Reinaldo Pascual, an organizer and proposed director of us and United Americas Bank, is an attorney with Kilpatrick Stockton LLP, our counsel in connection with this offering.

     If additional transactions occur, the transaction: (1) will be on substantially the same terms (including price or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to United Americas Bank, (2) will be on terms no less favorable than could be obtained from an unrelated third party, and (3) will be approved by a majority of the directors, including a majority of the disinterested directors.

      DESCRIPTION OF CAPITAL STOCK OF UNITED AMERICAS BANKSHARES

COMMON STOCK
------------

     Our Articles of Incorporation authorize us to issue up to 5,000,000 shares of common stock, no par value, of which 1,200,000 shares will be issued pursuant to this offering. As of the date of this prospectus, 50,000 shares of common stock, or approximately 4% of the shares of common stock to be sold in the offering, were reserved for issuance upon the exercise of stock options to be issued under the 1999 Stock Incentive Plan and 190,000 shares of common stock will be reserved for issuance upon the exercise of the warrants to be issued to the organizers. There are currently 20 shares of the common stock issued. Messrs. Salvador Diaz-Verson and Alex Suarez each were issued 10 shares of common stock on May 14, 1998 in connection with our organization. These shares will be redeemed by us upon completion of the offering at their original aggregate price of $200.

     All shares of common stock will be entitled to share equally in dividends from legally available funds, when and if declared by the Board of Directors. Upon our voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of our assets that are available for distribution to the shareholders. We do not anticipate that we will pay any cash dividends on the common stock in the near future. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire our authorized but unissued capital stock whenever we issue new shares of capital stock. No cumulative voting, redemption, sinking fund, or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering will be fully paid and non-assessable.

PREFERRED STOCK
---------------

     Our Articles of Incorporation also authorize our Board of Directors to issue up to 1,500,000 shares of preferred stock, no par value. The Board of Directors may determine the terms of the preferred stock. Preferred stock may have voting, dividend, conversion, exchange, redemption, and other rights, subject to applicable law and determination by the Board of Directors. We have not issued any preferred stock. We will not issue preferred stock to the organizers except on the same terms as it is offered to all other existing shareholders or to new shareholders. Although we have no present plans to issue any preferred stock, ownership and control by the holders of the common stock would be diluted if we were to issue preferred stock that had voting rights.

     The existence of preferred stock could impede a takeover of us without the approval of our shareholders. This is because the Board of Directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of us through a proxy contest, tender offer, merger, or otherwise. In addition, the issuance of shares of preferred stock with voting rights could adversely affect the rights of the holders of common stock and, in certain circumstances, issuances of preferred stock could decrease the market price of the common stock.

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
    CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

DIRECTORS
---------

     Terms for Board of Directors.  Article III of our Bylaws provides
     ----------------------------
that our Board of Directors are elected annually and serve a term of one year which expires at the annual meeting of shareholders following their election, or at their earlier resignation, removal from office, or death.

     Change in Number of Directors.  Article III of our Bylaws
     -----------------------------
provides that the number of directors may be increased or decreased by amendment to the Bylaws adopted by the Board of Directors at a meeting at which a quorum is present or by election by the shareholders of a different number of directors when electing the entire board of directors. To adopt the amendment, more directors must vote for it than against it.

     Removal of Directors.  Article III of our Bylaws provides that
     --------------------
the shareholders may remove any director, with or without cause, by a majority of the votes entitled to be cast for the election of directors.

INDEMNIFICATION
---------------

     Our Bylaws contain certain indemnification provisions which provide that our directors, officers, employees, or agents will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the Bylaws provide that we will advance to our directors, officers, employees, or agents reasonable expenses of any claim or proceeding, so long as the director, officer, employee, or agent furnishes us with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and
(2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that we will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to our best interest and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Our Board of Directors, shareholders, or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Our Bylaws also provide that the indemnification rights contained in the Bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution, or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in the Bylaws if we choose to do so, subject to approval by our shareholders. We may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "Limitation of Liability" below.

     We are not aware of any pending or threatened action, suit, or proceeding involving any of our directors, officers, employees, or agents for which indemnification from us may be sought.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as currently in effect, may be permitted to our directors, officers, and controlling persons under the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities other than our payment of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding is asserted by a director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, as currently in effect, and will be governed by the final adjudication of the issue.

Limitation of Liability
-----------------------

     Article VI of our Articles of Incorporation eliminates, with certain exceptions, the potential personal liability of a director for monetary damages to us and our shareholders for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity, (2) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit, or (4) any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article VI does not eliminate or limit the right of us or our shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The Georgia Business Corporation Code allows Georgia corporations to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, and to encourage qualified individuals to serve and remain as directors, we included Article VI in our Articles of Incorporation. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We also adopted
Article VI to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. We believe that Article VI will enable us to obtain insurance on terms more favorable than if it were not included in the Articles of Incorporation.

AMENDMENTS
----------

     Any amendment of our Articles of Incorporation requires the affirmative vote of a majority of the Board of Directors and, in most instances, the holders of the outstanding shares of common stock. The Board of Directors may amend the Bylaws unless the shareholders in amending or repealing a particular Bylaw provide expressly that the Board of Directors may not amend or repeal that Bylaw. A Bylaw limiting the authority of the Board of Directors, establishing staggered terms for directors, or setting a supermajority quorum or voting requirement for the shareholders may only be adopted by the shareholders and may not be adopted, amended, or repealed by the Board of Directors, except as provided in Georgia Business Corporation Code sections 14-2-1113 or 14-2-1133.

                    SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, 1,200,000 shares of our common stock will be issued and outstanding. These shares of common stock will be freely tradable without restriction, except that our "affiliates" must comply with the resale limitations of Rule 144 under the Securities Act of 1933, as currently in effect. Rule 144 defines

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
an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers, and principal shareholders. A total of 193,000 shares will be owned directly or indirectly by our affiliates upon completion of the offering and will be eligible for public sale pursuant to Rule 144.

     Purchasers of common stock in this offering or on the open market may resell those shares immediately, although our affiliates will be subject to the volume and other limitations of Rule 144. In general, under Rule 144, as currently in effect, affiliates will be entitled to sell within any three month period a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock of the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to certain manner of sale provisions, a notice requirement, and the availability of current public information about us. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

     We intend to issue warrants to purchase up to a total of 190,000 shares of common stock representing an amount equal to 16% of the common stock sold in the offering. We also intend to grant options to purchase up to a total of 50,000 shares of common stock, representing approximately 4% of the common stock sold in the offering, under our 1999 Stock Incentive Plan. We intend to register the shares issuable upon exercise of warrants and options granted under the plan. Upon registration, these shares will be eligible for resale in the public market without restriction by persons who are not our affiliates, and to the extent they are held by affiliates, under Rule 144 without a holding period.

     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

                      SUPERVISION AND REGULATION

     THE FOLLOWING DISCUSSION OF STATUTES AND REGULATIONS THAT APPLY
TO BANK HOLDING COMPANIES AND BANKS IS A SUMMARY THEREOF AND IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH STATUTES AND REGULATIONS.

GENERAL
-------

     We are in the process of becoming a registered bank holding company subject to regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as currently in effect. We are required to file financial information with the Federal Reserve periodically and are subject to periodic examination by the Federal Reserve.


     The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before (1) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control; (2) it or any of its non-bank subsidiaries may acquire all or substantially all of the assets of a bank; and (3) it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking are: making or servicing loans and certain types of leases; performing certain data processing services; acting as fiduciary or investment or financial advisor; providing brokerage services; underwriting bank eligible securities; underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries; and making investments in corporations or projects designed primarily to promote community welfare.

     We must also register with the Georgia Department of Banking and Finance and file periodic information with the Georgia Department of Banking and Finance. As part of this registration, the Georgia Department of Banking and Finance requires information regarding our financial condition, operations, management, and intercompany relationships and the financial condition, operations, management, and intercompany relationships of our subsidiary banks. The Georgia Department of Banking and Finance may also require other information that is necessary to insure that provisions of Georgia law and the regulations and orders issued by the Georgia Department of Banking and Finance have been complied with, and the Georgia Department of Banking and Finance may examine us and our subsidiary banks.

     We are an "affiliate" of United Americas Bank under the Federal Reserve Act which imposes certain restrictions on (1) loans by United Americas Bank to us, (2) United Americas Bank's investment in our stock or securities, (3) United Americas Bank's taking the stock or securities of an "affiliate" as collateral for loans by United Americas Bank to a borrower and (4) United Americas Bank's purchase of assets from us. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services.

     United Americas Bank will be a national bank chartered under the National Bank Act and will be subject to the supervision of, and is regularly examined by, the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency regulates or monitors all areas of United Americas Bank's operations and activities, including reserves, loans, mergers, issuance of securities, payments of dividends, interest rates, and establishment of branches. Interest and certain other charges collected or contracted for by United Americas Bank are also subject to state usury laws or federal laws concerning interest rates. A bank can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly-controlled institution.

     United Americas Bank will be insured by the FDIC. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law if an insured bank is closed without adequate provisions having been made to pay claims of depositors, acting as a receiver of state banks placed in receivership when appointed receiver by state authorities, and preventing the development or continuance of unsound and unsafe banking practices.


PAYMENT OF DIVIDENDS
--------------------

     We are a legal entity separate and distinct from United Americas Bank. The principal source of our revenues will be dividends that United Americas Bank pays to us as its sole shareholder. Statutory and regulatory limitations apply to United Americas Bank's payment of dividends to us, as well as to our payment of dividends to our shareholders.

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     As a national bank, United Americas Bank is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by the Board of Directors in any year will exceed (1) the total of United Americas Bank's net profits (as defined and interpreted by regulation) for that year, plus (2) United Americas Bank's retained net profits (as defined and interpreted by regulation) of the preceding two years, less any required transfers to surplus.

     The payment of dividends by United Americas Bankshares and United Americas Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the unsafe or unsound practice. The Federal Reserve and the Office of the Comptroller of the Currency have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of a bank's total capital in relation to its assets, deposits and such items. Capital adequacy considerations could further limit the availability of dividends to United Americas Bank.

MONETARY POLICY
---------------

     The results of operations of United Americas Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings, and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of United Americas Bank.

CAPITAL ADEQUACY
----------------

     The Office of the Comptroller of the Currency and the Federal Reserve have implemented risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have (1) a minimum level of total capital (as defined) to risk-weighted assets of 8%; (2) a minimum Tier 1 Capital (as defined) to risk-weighted assets of 4%; and (3) a minimum shareholders' equity to risk-weighted assets of 4%. In addition, the Federal Reserve and the Office of the Comptroller of the Currency have established a minimum 3% leverage ratio of Tier 1 Capital to total assets for the most highly-rated banks and bank holding companies. "Tier 1 Capital" generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles. The Federal Reserve and the Office of the Comptroller of the Currency will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than 3% if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve or the Office of the Comptroller of the Currency. The Federal Reserve and the Office of the Comptroller of the Currency use the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies. The capital adequacy standards also provide for the consideration of interest rate risk in the overall determination of a

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bank's capital ratio, requiring banks with greater interest rate risk to maintain greater capital for the risk.

     In addition, the Bank is subject to the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991. The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

     The Office of the Comptroller of the Currency and the Federal Reserve have adopted regulations implementing the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which place financial institutions in the following five categories based upon capitalization ratios: (1) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%; (2) an "adequately capitalized" institution has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based ratio of at least 4% and a leverage ratio of at least 4%; (3) an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier 1 risk-based ratio of under 4% or a leverage ratio of under 4%; (4) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and (5) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The Federal Reserve regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital.

                             LEGAL MATTERS

     Kilpatrick Stockton LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus. Reinaldo Pascual, a partner in Kilpatrick Stockton, serves on our Board of Directors and is expected to purchase 10,000 shares, and receive warrants to purchase 10,000 shares at a price of $10.00 per share, in connection with this offering.

                                EXPERTS

     Our audited financial statements at March 31, 1999 and for the period from May 14, 1998 through March 31, 1999, included in this prospectus have been included in reliance on the report of Porter Keadle Moore, LLP, Atlanta, Georgia, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                        REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports

                                  -47
on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if, at the beginning of the year, the common stock is held of record by less than 300 persons.

     At any time that we are not a reporting company, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance. United Americas Bankshares' fiscal year ends on December 31. Additionally, we will also furnish other reports as it may determine to be appropriate or as otherwise may be required by law.

                        ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act or 1933, as currently in effect, with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to us and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as United Americas Bankshares, that file electronically with the Securities and Exchange Commission.

     We have filed or will file various applications with the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance, and the Office of the Comptroller of the Currency. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in our related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, the Federal Reserve, the Georgia Department of Banking and Finance, and the Office of the Comptroller of the Currency, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

                           INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants                         F-2
Balance Sheet, March 31, 1999                                              F-3
Statement of Operations, Period from Inception (May 14, 1998)
   to March 31, 1999                                                       F-4
Statement of Changes in Stockholders' Equity (Deficit),
   Period from Inception (May 14, 1998) to March 31, 1999                  F-5
Statement of Cash Flows, Period from Inception (May 14, 1998)
   to March 31, 1999                                                       F-6
Notes to Financial Statements                                              F-7

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
United Americas Bankshares, Inc.:



We have audited the accompanying balance sheet of United Americas Bankshares, Inc. (a development stage corporation), as of March 31, 1999, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from inception (May 14, 1998) to March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Americas Bankshares, Inc. as of March 31, 1999, and the results of its operations and its cash flows for the period from inception (May 14, 1998) to March 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that United Americas Bankshares, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.



                              /s/ PORTER KEADLE MOORE, LLP


Atlanta, Georgia
April 12, 1999

                   UNITED AMERICAS BANKSHARES, INC.
                   (A Development Stage Corporation)

                             Balance Sheet


                            March 31, 1999

                                Assets

Cash                                                               $     11,434

Office equipment                                                          3,081

Deposits                                                                 75,194
                                                                      ---------
                                                                   $     89,709
                                                                      =========


                           Liabilities and Stockholders' Equity (Deficit)

Note payable                                                       $    320,000

Commitments

Stockholders' equity (deficit):
  Preferred stock, no par value, 1,500,000 shares authorized,
    no shares issued or outstanding                                        -

   Common stock, no par value; 5,000,000 shares
     to be authorized, none issued and outstanding                          200
   Stock subscription receivable                                           (200)
   Deficit accumulated during the development stage                    (230,291)
                                                                      ---------

            Total stockholders' equity (deficit)                       (230,291)
                                                                      ---------
                                                                   $     89,709
                                                                      =========



See accompanying notes to financial statements.

                   UNITED AMERICAS BANKSHARES, INC.
                   (A Development Stage Corporation)

                        Statement of Operations


    For the Period from Inception (May 14, 1998) to March 31, 1999

Operating expenses:
      Compensation                             $   122,132
      Professional fees                             54,296
      Occupancy                                      7,890
      Other, net                                    45,973
                                                   -------
          Net loss                             $   230,291
                                                   =======






See accompanying notes to financial statements.

                   UNITED AMERICAS BANKSHARES, INC.
                   (A Development Stage Corporation)

        Statement of Changes in Stockholders' Equity (Deficit)

    For the Period from Inception (May 14, 1998) to March 31, 1999

                                                                                 Deficit
                                                                               Accumulated
                                                               Stock            During the
                                             Common        Subscriptions       Development
                                             Stock           Receivable            Stage            Total
                                           ---------       -------------       ------------         ------
Issuance of organizational shares          $   200              (200)                -                 -

Net loss                                        -                 -              (230,291)         (230,291)
                                               ---              ----             --------          --------
Balance, March 31, 1999                    $   200              (200)            (230,291)         (230,291)
                                               ===              ====             ========          ========



See accompanying notes to financial statements.

                   UNITED AMERICAS BANKSHARES, INC.
                   (A Development Stage Corporation)

                        Statement of Cash Flows

    For the Period from Inception (May 14, 1998) to March 31, 1999

 Cash flows from operating activities, consisting of
   net loss                                                                                    $  (230,291)
                                                                                                  --------
 Cash flows from investing activities:
   Purchase of office equipment                                                                     (3,081)
   Deposits                                                                                        (75,194)
                                                                                                  --------

      Cash used in investing activities                                                            (78,275)
                                                                                                  --------
 Cash flows from financing activities, consisting of
   borrowings on note payable                                                                       320,000
                                                                                                   --------

 Net increase in cash and cash equivalents                                                           11,434

 Cash and cash equivalents at beginning of period                                                      -
                                                                                                   --------

 Cash and cash equivalents at end of period                                                    $     11,434
                                                                                                   ========
 Supplemental cash flow disclosure:
    Cash paid for interest                                                                     $      5,695

    Noncash financing activity:
        Stock subscriptions receivable                                                         $        200








See accompanying notes to financial statements.

                   UNITED AMERICAS BANKSHARES, INC.
                   (A Development Stage Corporation)

                     Notes to Financial Statements

(1)  Organization
     ------------

     United Americas Bankshares, Inc. (the "Company"), a proposed holding company for United Americas Bank, N.A. (in organization) (the "Bank"), was established for the purpose of filing a joint application to charter the Bank with the Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC"). On February 22,1999, preliminary approval from the OCC to charter the Bank was received. On March 29, 1999, the FDIC granted its preliminary approval. Provided the necessary capital is raised, it is expected that operations will commence in the third quarter of 1999 in the proposed permanent facility.

     Operations through March 31, 1999, relate totally to expenditures on behalf of the organizers for incorporating and organizing the Company and beginning banking operations. These activities have been funded through a line of credit with a bank with a total commitment at March 31, 1999 of $1,600,000. At March 31, 1999, the line of credit bore interest at 7.75%, and the line will be collateralized by a first mortgage on the land and buildings to be acquired by the Company (see Note 3) and is personally guaranteed by the organizers. This line of credit matures in February 2000.

     The Company plans to raise $12,000,000 through an offering of 1,200,000 shares of its common stock. The organizers, directors and officers expect to subscribe for a minimum of approximately $1,900,000 (190,000 shares) of the Company's common stock. Additionally, the organizers, directors and officers are expected to receive an aggregate of 190,000 warrants to acquire 190,000 shares of the Company's stock at $10 per share. These warrants will vest ratably over five years and expire after ten years.

(2)  Significant Accounting Policies
     -------------------------------

     BASIS OF PRESENTATION
     The accompanying financial statements have been presented in conformity with generally accepted accounting principles ("GAAP") for a development stage corporation. Preparing financial statements in conformity with GAAP requires that management make certain estimates that may effect the amounts recorded in the financial statements, and actual results could differ from those estimates.

     OFFICE EQUIPMENT
     Office equipment is carried at cost. Once the Company's banking operations begin, this equipment will be depreciated using the straight-line basis over its estimated useful lives. Repairs and maintenance costs are expensed as incurred.

     PRE-OPENING EXPENSES
     All pre-opening expenses are expensed as incurred.

                   UNITED AMERICAS BANKSHARES, INC.
                   (A Development Stage Corporation)

               Notes to Financial Statements (continued)


(2)  SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -------------------------------
     INCOME TAXES
     The Company accounts for deferred income taxes using the liability approach, and when this approach results in a net deferred tax asset, management evaluates the likelihood of being able to realize that asset. When management determines that some or all of the net deferred tax asset is not realizable, a valuation allowance is recorded for that amount. At March 31, 1999, the Company's only significant deferred tax attribute was its net operating loss since inception, and this deferred tax asset has been fully reserved.

(3)  LIQUIDITY AND GOING CONCERN CONSIDERATIONS
     ------------------------------------------

     Management believes the current available borrowing on the Company's line of credit is adequate to fund the anticipated costs to be incurred by the Company during its development stage, but the funding of banking operations is dependent on obtaining final regulatory approval and the successful completion of the stock offering.

     As stated above, to provide permanent funding for its operation, the Company plans to sale 1,200,000 shares of its common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. Should sufficient subscriptions for the offering not be obtained, amounts paid by subscribers with their subscriptions will be returned and the offer withdrawn.

(4)  COMMITMENTS
     -----------

     Effective August 31, 1998, the Company entered into an agreement to acquire for $1,000,000 the land and building that will be the site for the Company's first permanent banking facility. This purchase closed on April 7, 1999. The agreement required earnest money and other deposits of approximately $75,000. The Company expects to incur costs of approximately $200,000 in improvements to the facility, and the purchase price and cost of improvements will be funded by the $1,600,000 line of credit discussed above.

     Additionally, the Company has entered into employment arrangements with the individuals who will serve as its President and its Chief Financial Officer. The agreements would provide for initial annual salaries for these two individuals of $225,000 in the aggregate and entitles them to the receipt of certain options and warrants upon the occurrence of certain future events.


                                         TABLE OF CONTENTS
Summary Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11
Cautionary Statement About Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . .          12
The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          14
Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          15
Management's Discussion and Analysis of Financial Condition and Plan of Operations  . . . . . . . .          16
Proposed Business of United Americas Bankshares and United Americas Bank  . . . . . . . . . . . . .          18
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          30
Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
Certain Relationships and Related Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . .          40
Description of Capital Stock of United Americas Bankshares  . . . . . . . . . . . . . . . . . . . .          41
Certain Provisions of the Articles of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . .          42
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          47
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          47
Reports to Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          47
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48
Index to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          F-1

         UNTIL ___________________, 1999 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL SALES AGENTS THAT BUY, SELL, OR TRADE THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED
TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE SALES AGENTS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                           1,200,000 SHARES

                   UNITED AMERICAS BANKSHARES, INC.


                    A PROPOSED BANK HOLDING COMPANY

                                  FOR

                      UNITED AMERICAS BANK, N.A.
                           (IN ORGANIZATION)


                             COMMON STOCK

                              PROSPECTUS

                      ____________________, 1999

                                PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Consistent with the applicable provisions of the laws of Georgia, the Registrant's Bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (1) by the Board of Directors of the Registrant, (2) in certain circumstances, by independent legal counsel in a written opinion or (3) by the affirmative vote of a majority of the shares entitled to vote.

     In addition, Article VII of the Registrant's Bylaws, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant,
(2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages. Finally, Article VI of the Articles of Incorporation provide that directors shall not be held personally liable to us or our shareholders for monetary damages for breach of his or her duty of care or other duty to the extent permitted by the Georgia Business Corporation Code.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses of the sale of the Registrant's common stock, $0.00 par value, are as follows:

         Securities and Exchange Commission Registration Fee  . . . . . . . . . . . . .         $3,336
         National Association of Securities Sales agents, Inc. Filing Fee*  . . . . . .          _____
         Blue Sky Fees and Expenses*  . . . . . . . . . . . . . . . . . . . . . . . . .          _____
         Legal Fees and Expenses* . . . . . . . . . . . . . . . . . . . . . . . . . . .          _____
         Accounting Fees and Expenses*  . . . . . . . . . . . . . . . . . . . . . . . .          _____
         Printing and Engraving Expenses* . . . . . . . . . . . . . . . . . . . . . . .          _____
         Mail and Distribution* . . . . . . . . . . . . . . . . . . . . . . . . . . . .          _____
         Sales Agent Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . .          _____
         Miscellaneous* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          _____
                 Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          _____

________________________________

         *To be furnished by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On May 14, 1998, the Registrant issued to Mr. Salvador Diaz-Verson and Mr. Alex Suarez, in a private placement, 10 shares each of the Registrant's common stock, no par value per share, for an aggregate price of $100.00 per person in connection with our organization. The sales were exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.


Exhibit
Number    Description
-------   -----------

3(i)*     Restated Articles of Incorporation

3(ii)*    Amended and Restated Bylaws

4(i)* See Exhibits 3(i) and 3(ii) for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the common stock

4(ii)     Form of common stock Certificate of United Americas
          Bankshares, Inc.

5         Legal Opinion of Kilpatrick Stockton LLP

10(i)*    Purchase Agreement for main office property dated
          August 31, 1998

10(ii)* Employment Agreement dated May 20, 1998, as amended and restated on January 7, 1999, among United Americas
          Bank, N.A. (In Organization), United Americas
          Bankshares, Inc., and Vincent D. Cater

10(iii)*  Promissory Note dated February 26, 1999 from United
          Americas Bankshares, Inc. to The Bankers Bank.

10(iv)*   Form of United Americas Bankshares, Inc. Organizers'
          Warrant Agreement

10(v)*    United Americas Bankshares, Inc. 1999 Stock Incentive
          Plan

10(vi)*   Escrow Agreement dated as of April 19, 1999 between
          United Americas Bankshares, Inc. and The Bankers Bank

10(vii)*  Sales Agent Agreement dated April 1, 1999 between
          United Americas Bankshares, Inc. and GMA Partners, Inc.

23(i)     Consent of Porter Keadle Moore, LLP

23(ii)    Consent of Kilpatrick Stockton LLP (contained in
          Exhibit 5)

24*       Power of Attorney (Reference is made to page II-4)

27.1*     Financial Data Schedule (for SEC use only)

99.1*     Subscription Agreement

*Previously filed.


ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     The Registrant hereby undertakes as follows:

     (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                              SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the city of Atlanta, State of Georgia, as of June 14, 1999.

                                   UNITED AMERICAS BANKSHARES, INC.


                                   By:  /s/ Vincent D. Cater
                                        Vincent D. Cater
                                        President



                           POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Vincent D. Cater and Salvador Diaz-Verson, and each of them, their respective attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates stated.

           Signature                                      Title                                    Date
           ---------                                      -----                                    -----
 /s/ Vincent D. Cater                     President and Chief Executive Officer                June 14, 1999
     Vincent D. Cater

             *                            Chairman                                             June 14, 1999
--------------------------
     Salvador Diaz-Verson

             *                            Vice Chairman                                        June 14, 1999
--------------------------
     Alex Suarez

             *                            Director                                             June 14, 1999
--------------------------
     Norberto Sanchez

             *                            Director                                             June 14, 1999
--------------------------
     Rene M. Diaz

                                                  [Signatures are continued on the next page.]

                                                          II-4

          Signature                                      Title                                     Date
          ---------                                      -----                                     ----

             *                            Director                                             June 14, 1999
--------------------------
     Reinaldo Pascual

             *                            Director                                             June 14, 1999
--------------------------
     Ignacio Luis Taboada

             *                            Director                                             June 14, 1999
--------------------------
     Sam Zamarripa

             *                            Director                                             June 14, 1999
--------------------------
     Luis A. Caceres

             *                            Director                                             June 14, 1999
---------------------------
     Filiberto Prieto


*  By Vincent D. Cater as attorney in fact
/s/ Vincent D. Cater
VINCENT D. CATER


                                       Exhibit Index

Exhibit
Number    Description
-------   -----------

4(ii)     Form of common stock Certificate of United Americas
          Bankshares, Inc.

5         Legal Opinion of Kilpatrick Stockton LLP

23(i)     Consent of Porter Keadle Moore, LLP

23(ii)    Consent of Kilpatrick Stockton LLP (contained in
          Exhibit 5)